Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of

February 28, 2010

among

RISKMETRICS GROUP, INC.,

MSCI INC.

and

CROSSWAY INC.

TABLE OF CONTENTS(1)

(1)  The Table of Contents is not a part of this Agreement.

i

Section 11.09. WAIVER OF JURY TRIAL	84
Section 11.10. Counterparts; Effectiveness	84
Section 11.11. Entire Agreement	84
Section 11.12. Severability	84
Section 11.13. Specific Performance; Remedies.	85

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of February 28, 2010 among RiskMetrics Group, Inc., a Delaware corporation (the “Company”), MSCI Inc., a Delaware corporation (“Parent”), and Crossway Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).

W I T N E S S E T H :

WHEREAS, the respective Boards of Directors of the Company, Parent and Merger Subsidiary have approved and deemed advisable the transactions contemplated by this Agreement, pursuant to which, among other things, Parent would acquire the Company by means of a merger of Merger Subsidiary with and into the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, as an inducement and condition to Parent’s willingness to enter into this Agreement, certain stockholders of the Company are entering into a voting and irrevocable proxy agreement with Parent simultaneously with the execution of this Agreement (the “Voting Agreement”), whereby, among other things, such stockholders have agreed to vote all of their shares representing, in the aggregate, approximately 54.4% of the shares of the Company outstanding as of the date hereof, in favor of the approval and adoption of this Agreement and have granted an irrevocable proxy to Parent for that purpose; and

WHEREAS, the Company, Parent and Merger Subsidiary desire to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated by this Agreement and to prescribe certain conditions with respect to the consummation of the transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01.  Definitions.  (a) As used herein, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.  For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by”

and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Client” means any Person to which the Company or any of its Subsidiaries provides Governance Services.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986.

“Commitment Party” means the parties to the Commitment Letter (other than Parent or any of its Subsidiaries).

“Company Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any bona fide, written offer, proposal or inquiry relating to, or any Third Party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of the Company and its Subsidiaries or 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party’s beneficially owning 20% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company or (iii) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of December 31, 2009 and the footnotes thereto set forth in the Company 10-K.

“Company Balance Sheet Date” means December 31, 2009.

“Company Credit Facility” means, collectively, that certain First Lien Credit Agreement, dated as of January 11, 2007, among RiskMetrics Group Holdings, LLC, the Company, Bank of America, N.A. and those other lender parties thereto, and those certain security agreements entered into in connection therewith.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Stock” means the common stock, $0.01 par value, of the Company.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2009.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Environmental Laws” means any Applicable Laws or any agreement with any Person relating to human health and safety, the environment or to any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material.

“Environmental Permits” means all permits, licenses, franchises, certificates, consents, approvals and other similar authorizations of Governmental Authorities relating to or required by Environmental Laws and relating to the business of the Company or any of its Subsidiaries as currently conducted.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“FINRA” means Financial Industry Regulatory Authority.

“GAAP” means generally accepted accounting principles in the United States.

“Governance Services” means (i) the provision of proxy voting advisory services, proxy voting analysis services, proxy voting recommendations, financial research and analysis reports and environmental, social and governance research products and services or (ii) the execution of proxy votes for any Person (on a discretionary or non-discretionary basis) pursuant to a written agreement.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Hazardous Substance” means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property Rights” means (i) trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing, (ii) inventions and discoveries, whether patentable or not, in any jurisdiction, patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction, (iii) Trade Secrets, (iv) writings and other works, whether copyrightable or not, in any jurisdiction, and any and all copyright rights, whether registered or not, (v) all data, databases and data collections; (vi) computer software (whether in source code or object code form); (vii) moral rights, design rights, industrial property rights, publicity rights and privacy rights, (viii) any similar intellectual property or proprietary rights and (ix) any and all registrations and applications for registration of any of the foregoing.

“Intervening Event” means a material event, development or change in circumstances not related to a Company Acquisition Proposal that was not known to the Board of Directors of the Company on the date hereof (or if known, the material consequences of which are not known to or understood by the Board of Directors of the Company as of the date hereof), which material event, development or change in circumstances or any material consequences thereof, becomes known to or understood by the Board of Directors of the Company prior to the Company Stockholder Meeting.

“Investment Advisers Act” means the Investment Advisers Act of 1940.

“Investment Advisory Agreement” means any agreement under which the Company or any of its Subsidiaries provide Governance Services to any Client.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation owned by the Company or its Subsidiaries or licensed or leased by the Company or its Subsidiaries pursuant to written agreement (excluding any public networks).

“knowledge” means, with respect to the Company or Parent, the actual knowledge, after reasonable inquiry, of the officers of the Company and its Subsidiaries set forth on Schedule 1.01 of the Company Disclosure Schedule or the officers of Parent and its Subsidiaries set forth on Schedule 1.01 of the Parent Disclosure Schedule, as the case may be.

“Licensed Intellectual Property Rights” means all Intellectual Property Rights owned by a third party and licensed or sublicensed to either the Company or any of its Subsidiaries.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset.  For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means, with respect to any Person, a material adverse effect on (i) the financial condition, business, assets or results of operations of such Person and its Subsidiaries, taken as a whole, other than, in the case of any of the foregoing, any such effect to the extent resulting from (A) changes in the financial or securities markets or general economic or political conditions in the United States or any other market in which such Person or its Subsidiary operates not having a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to other participants in the industry in which such Person and its Subsidiaries operate, (B) changes required by GAAP or changes required by the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries operate, (C) changes (including changes of Applicable Law) or conditions generally affecting the industry in which such Person and its Subsidiaries operate and not specifically relating to or having a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, (D) any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any acts of war, sabotage or terrorism or natural disasters involving the United States of America occurring prior to, on or after the date of this Agreement not having a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to other participants in the industry in which such Person and its Subsidiaries operate, (E) the entry into or announcement of the transactions contemplated by this Agreement or the consummation of the transactions contemplated hereby (including any impact on customers or employees), (F) any failure by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that this clause (F) shall not prevent a party from asserting that any fact, change, event, occurrence, circumstance or effect that may have contributed to such failure independently constitutes or contributes to a Material Adverse Effect), (G) a change in the trading prices or volume of such Person’s common stock (it being understood that this clause (G) shall not prevent a party from asserting that any fact, change, event, occurrence, circumstance or effect that may have contributed to such change independently constitutes or contributes to a Material Adverse Effect) or (H) any action taken (or omitted to be taken) as required by this Agreement or at the written request of the other parties to this Agreement or (ii) such Person’s ability to consummate the transactions contemplated by this Agreement.

“Material Contract” means, with respect to the Company or any of its Subsidiaries, any of the following contracts or agreements to which the Company or any of its Subsidiaries is a party to or bound by:

(i)    any Company Scheduled Contract;

(ii)   any lease of personal property providing for annual rentals of $100,000 or more;

(iii)  any partnership, joint venture or other similar agreement or arrangement or requiring the Company or any of its Subsidiaries to share any revenues with any other Person;

(iv)  any material distribution, marketing or reselling agreement that provides for the distribution or sale of any of the Company’s products by a third party;

(v)   any contract, agreement, arrangement or understanding containing (A) any “most favored nations” terms and conditions (including, without limitation, with respect to pricing), (B) any material right of first refusal or material right of first offer or similar material right or (C) any provision or covenant relating to exclusivity obligations or restrictions or otherwise limiting in any material respect the ability of the Company or any of its Subsidiaries (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of their respective Subsidiaries) to (1) sell any products or services of or to any other Person or in any geographic region, (2) engage in any line of business or (3) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any of its Subsidiaries (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of their respective Subsidiaries); or

(vi)  any material lease (including sublease) of real property.

“NFA” means the National Futures Association or any successor entity thereto.

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Option Exchange Ratio” shall mean the quotient of (a) the value of the Merger Consideration based on the closing price of a share of Parent Stock on the New York Stock Exchange on February 24, 2010 divided by (b) the closing price of a share of Parent Stock on the New York Stock Exchange on February 24, 2010.

“Owned Intellectual Property Rights” means all Intellectual Property Rights owned by either the Company or any of its Subsidiaries including, without limitation, all registrations and applications for registrations for any Intellectual Property Rights which have been registered or applied for, or are otherwise recorded in the name of, the Company or any of its Subsidiaries.

“Parent Balance Sheet” means the consolidated statement of financial condition of Parent as of November 30, 2009 and the footnotes therein set forth in the Parent 10-K.

“Parent Balance Sheet Date” means November 30, 2009.

“Parent Credit Facility” means, collectively, that certain Credit Agreement, dated as of November 20, 2007, among Parent, Morgan Stanley Senior Funding, Inc., Bank of America, N.A. and the other lenders party thereto, and those certain security agreements entered into in connection therewith.

“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company.

“Parent Stock” means the Class A common stock, $0.01 par value, of Parent.

“Parent 10-K” means Parent’s annual report on Form 10-K for the fiscal year ended November 30, 2009.

“Permitted Liens” means, with respect to the Company or Parent, (i) Liens disclosed on the Company Balance Sheet or Parent Balance Sheet, as applicable, (ii) statutory, common or civil law Liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies arising or incurred in the ordinary course of business not yet due and payable or being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established on the Company Balance Sheet or Parent Balance Sheet, as applicable, (iii) statutory Liens for Taxes not yet due and payable or Taxes being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established on the Company Balance Sheet or Parent Balance Sheet, as applicable, (iv) Liens arising under sales contracts and equipment leases with third parties entered into in the ordinary course of business, (v) Liens created by or contemplated under the Company Credit Facility or the Parent Credit Facility, as applicable, and (vi) Liens which do not materially detract from the value or materially interfere with any present or intended use of any property or assets of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as applicable.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, association, joint venture, trust, Governmental Authority or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, investment bankers, Financing Parties (in the case of Parent), attorneys, accountants, consultants or other agents or advisors.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than, in the case of the Company, Parent or any of its Affiliates and, in the case of Parent, the Company or any of its Affiliates.

“Trade Secrets” means trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person.

(b)        Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adjusted Option	2.04
Adverse Company Recommendation Change	6.03
Agreed Marketing Terms	8.02
Agreement	Preamble
Australian Subsidiary	4.13
Certificates	2.03
Closing	2.01
Commitment Letter	5.07

Term	Section
Company	Preamble
Company Board Recommendation	4.02
Company Restricted Share	2.04
Company Scheduled Contract	4.22
Company SEC Documents	4.07
Company Securities	4.05
Company Stockholder Approval	4.02
Company Stockholder Meeting	6.02
Company Stock Option	2.04
Company Subsidiary Securities	4.06
Company Termination Fee	11.04
Confidentiality Agreement	6.03
Continuing Employees	7.06
D&O Insurance	7.05
Definitive Financing Agreements	8.02
Dissenters’ Shares	2.05
Effective Time	2.01
e-mail	11.01
Employee Plans	4.18
Exchange Agent	2.03
Financing	5.07
Financing Action	8.02
Financing Covenant Negotiation End Date	8.02
Financing Parties	8.02
Foreign Antitrust Laws	4.03
Indemnified Person	7.05
International Plan	4.18
Mailing Date	2.03
Merger	2.01
Merger Consideration	2.02
Merger Subsidiary	Preamble
Multiemployer Plan	4.18
Negative Consent Notice	8.05
Notice	8.05
Parent	Preamble
Parent SEC Documents	5.08
Parent Securities	5.05
Parent Stock Option	5.05
Parent Subsidiary Securities	5.06
Parent Termination Fee	11.04
Per Share Cash Consideration	2.02
Per Share Stock Consideration	2.02
Proxy Statement	4.09
Registration Statement	4.09
Related Person	11.04

Term	Section
Required Amounts	5.07
Specified Term	8.02
Superior Proposal	6.03
Surviving Corporation	2.01
Tax	4.17
Taxing Authority	4.17
Tax Return	4.17
Tax Sharing Agreement	4.17
Termination Fee	11.04
Uncertificated Shares	2.03
U.S. Subsidiary	4.13
Voting Agreement	Recitals

Section 1.02.  Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any schedules hereto, all material amendments, modifications or supplements must also be listed in the appropriate schedule.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law.

ARTICLE 2
THE MERGER

Section 2.01.  The Merger.  (a) At the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b)        Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. EDT in New York City at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, 10017 as soon as possible, but in any event no later than five Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree in writing.

(c)        At the Closing, the Company and Merger Subsidiary shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be agreed upon by the parties hereto and specified in the certificate of merger).

(d)        From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

Section 2.02.  Conversion of Shares.  At the Effective Time:

(a)        Except as otherwise provided in Section 2.02(b), 2.02(d), 2.05 or 2.07, each share of Company Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive (i) 0.1802 shares of Parent Stock (together with the cash in lieu of fractional shares of Parent Stock as specified below, the “Per Share Stock Consideration”) and (ii) an amount in cash equal to $16.35, without interest (the “Per Share Cash Consideration”).  The Per Share Stock Consideration and the Per Share Cash Consideration are referred to collectively herein as the “Merger Consideration”.  As of the Effective Time, all such shares of Company Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration and the right to receive any dividends or other distributions pursuant to Section 2.03(f), in each case to be issued or paid in accordance with Section 2.03, without interest.

(b)        Each share of Company Stock held by the Company as treasury stock or owned by Parent or Merger Subsidiary immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

(c)        Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and preferences as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation (except for any such shares resulting from the conversion of shares pursuant to Section 2.02(d)).

(d)        Each share of Company Stock held by any Subsidiary of either the Company or the Parent (other than Merger Subsidiary) immediately prior to the Effective Time shall be converted into such number of shares of stock of the Surviving Corporation such that each such Subsidiary owns the same percentage of Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time.

Section 2.03.  Surrender and Payment.  (a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of  exchanging for the Merger Consideration  (i) certificates representing shares of Company Stock (the “Certificates”) or (ii) uncertificated shares of Company Stock (the “Uncertificated Shares”).  Subject to Section 2.03(f), Parent shall deposit, or cause to be deposited with the Exchange Agent, as needed, for the benefit of the holders of the Certificates and the Uncertificated Shares, for exchange in accordance with this Article 2, (A) certificates representing the shares of Parent Stock that constitute the stock portion of the Merger Consideration and (B) an amount of cash necessary to satisfy the cash portion of the Merger Consideration.  Promptly after the Effective Time (but not later than five Business Days after the Effective Time), Parent shall send, or shall cause the Exchange Agent to send, to each holder of record of shares of Company Stock as of the Effective Time a letter of transmittal (which will be in customary form and reviewed by the Company prior to delivery thereof) and instructions (which shall specify that the delivery shall be effected, and risk of loss and title to the Certificates or Uncertificated Shares shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in effecting the surrender of Certificates or Uncertificated Shares in exchange for the Merger Consideration.

(b)        Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed and validly executed letter of transmittal and such other documents as may reasonably be requested by the Exchange Agent, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Stock represented by a Certificate or Uncertificated Share.  The shares of Parent Stock constituting part of such Merger Consideration, at Parent’s option, shall be in uncertificated book-entry form, unless a physical certificate is otherwise required under Applicable Law.  Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration and the right to receive any dividends or other distributions pursuant to Section 2.03(f).  No interest shall be paid or accrued on the Merger Consideration payable upon the surrender or transfer of such Certificate or Uncertificated Share.  Upon payment of the Merger Consideration pursuant to the provisions of this Article 2, each Certificate or Certificates so surrendered shall immediately be cancelled.

(c)        If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d)        All Merger Consideration paid upon the surrender of Certificates or transfer of Uncertificated Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Stock formerly represented by such Certificate or Uncertificated Shares.  After the Effective Time, there shall be no further registration of transfers of shares of Company Stock.  If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e)        Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) and 2.03(f) that remains unclaimed by the holders of shares of Company Stock twelve months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration, and any dividends and distributions with respect thereto pursuant to Section 2.03(f), in respect of such shares without any interest thereon.  Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws.  Any amounts remaining unclaimed by holders of shares of Company Stock two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f)         No dividends or other distributions with respect to securities of Parent constituting part of the Merger Consideration, and no cash payment in lieu of fractional shares as provided in Section 2.07, shall be paid to the holder of any Certificates not surrendered or of any Uncertificated Shares not transferred until such Certificates or Uncertificated Shares are surrendered or transferred, as the case may be, as provided in this Section 2.03.  Following such surrender or transfer, there shall be paid, without interest, to the Person in whose name the securities of Parent have been registered, (i) at the time of such surrender or transfer, the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 2.07 and the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such securities and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and prior to surrender or transfer and with a payment date subsequent to surrender or transfer payable with respect to such securities. Parent shall deposit or cause the Surviving Corporation to deposit with the Exchange Agent (A) the amount of cash, if any, to be paid to holders of fractional shares pursuant to Section 2.07 as promptly as practicable after the determination of such amount pursuant to Section 2.07 and (B) the amount of any dividend or other distributions with a record date after the Effective Time and with a payment date on or prior to the date of surrender or transfer no later than the applicable payment date, which amounts shall be held for the sole benefit of the holders of the shares of Company Stock and for the sole purpose of making the payments contemplated by clause (i) of this Section 2.03(f).

(g)        Any portion of the aggregate Merger Consideration made available to the Exchange Agent pursuant to Section 2.03 in respect of any Dissenting Shares shall be returned to Parent, upon demand.

(h)        The payment of any transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred by a holder of Company Stock in connection with the Merger with respect to such Company Stock, and the filing of any related Tax Returns and other documentation with respect to such Taxes and fees, shall be the sole responsibility of such holder.  Parent or the Surviving Corporation shall pay all charges and expenses of the Exchange Agent in connection with the exchange of shares for the Merger Consideration.

Section 2.04.  Stock Options and Restricted Shares.  (a) The terms of each outstanding option to purchase shares of Company Stock under any employee stock option or compensation plan or arrangement of the Company (a “Company Stock Option”), whether or not exercisable or vested, shall be adjusted as necessary to provide that, at the Effective Time, each Company Stock Option outstanding immediately prior to the Effective Time shall be deemed to constitute an option (each, an “Adjusted Option”) to acquire, on the same terms and conditions as were applicable under such Company Stock Option, shares of Parent Stock in an amount and at an exercise price, each as determined in the following sentence.  Each Adjusted Option shall represent the right to acquire (i) a number of shares of Parent Stock (rounded down to the nearest whole share) determined by multiplying (A) the number of shares of Company Stock subject to such Company Stock Option by (B) the Option Exchange Ratio (ii) at an exercise price per share of Parent Stock (rounded up to the nearest whole cent) equal to (A) the per share exercise price for the shares of Company Stock purchasable pursuant to such Company Stock Option divided by (B) the Option Exchange Ratio; provided that (1) in all cases, the exercise price of, and number of shares subject to, each Adjusted Option shall be determined as necessary to comply with Section 409A of the Code, and (2) for any Company Stock Option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422 through 424 of the Code, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424 of the Code.

(b)        As of the Effective Time, each then-outstanding restricted share (“Company Restricted Share”), which represents shares of Company Stock, subject to vesting and forfeiture will be adjusted so that its holder will be entitled to receive a number of restricted shares of Parent Stock (i) equal to the product of (A) the number of shares of Company Stock subject to such Company Restricted Share, as applicable, immediately prior to the Effective Time multiplied by (B) the Option Exchange Ratio and (ii) then down, as applicable, to the nearest whole shares (with 0.50 being rounded upward), subject to the same vesting and forfeiture provisions as the Company Restricted Share.

(c)        Prior to the Effective Time, the Company shall take such actions, if any, as are reasonably necessary to give effect to the transactions contemplated by this Section 2.04.

(d)        Parent shall take such actions as are necessary for the assumption of the Company Stock Option and Company Restricted Share pursuant to this Section 2.04, including the reservation, issuance and listing of Parent Stock as is necessary to effectuate the transactions contemplated by this Section 2.04.  Within two Business Days after the Effective Time, Parent shall prepare and file with the SEC a registration statement on an appropriate form, or a post-effective amendment to a registration statement previously filed under the 1933 Act, with respect to the shares of Parent Stock subject to the Company Stock Option and Company Restricted Share and, where applicable, shall use its reasonable best efforts to have such registration statement declared effective as soon as practicable following the Effective Time and to maintain the effectiveness of such registration statement covering such Company Stock Option and Company Restricted Share (and to maintain the current status of the prospectus contained therein) for so long as such Company Stock Option and Company Restricted Share remains outstanding.  With respect to those individuals, if any, who, subsequent to the Effective Time, will be subject to the reporting requirements under Section 16(a) of the 1934 Act, where applicable, Parent shall use reasonable best efforts to administer the Company Option Plan assumed pursuant to this Section 2.04 in a manner that complies with Rule 16b-3 promulgated under the 1934 Act to the extent the Company Option Plan complied with such rule prior to the Merger.

Section 2.05.  Dissenting Shares.  Notwithstanding Section 2.02, shares of Company Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Stock canceled in accordance with Section 2.02(b)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with Section 262 of Delaware Law (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under Delaware Law with respect to such shares) shall not be converted into a right to receive the Merger Consideration but instead shall only have such rights as are provided by Section 262 of Delaware Law; provided that if such holder fails to perfect, withdraws or loses such holder’s right to appraisal, pursuant to Section 262 of Delaware Law or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of Delaware Law, such shares of Company Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.02(a), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Uncertificated Share, as the case may be. The Company shall provide Parent (a) prompt written notice of any demands received by the Company for appraisal of shares of Company Stock, any withdrawal of any such demand and any other demand, notice, instrument delivered to the Company prior to the Effective Time pursuant to Delaware Law that relate to such demand, and (b) Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands and the exercise of appraisal rights under the applicable provisions of Delaware Law. Except with the prior written consent of Parent, or to the extent required by Applicable Law, the Company shall not take any action with respect to such demands (including making any payment with respect to, or offering to settle or settling or approving any withdrawal of, any such demands.

Section 2.06.  Adjustments.  If, during the period between the date of this Agreement and the Effective Time, the outstanding shares of Company Stock or shares of Parent Stock shall be changed into a different number of shares or a different class (including by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or stock dividend thereon with a record date during such period), the Merger Consideration and, if applicable, the Per Share Stock Consideration and its determination shall be appropriately adjusted.

Section 2.07.  Fractional Shares.  No fractional shares of Parent Stock shall be issued in the Merger.  All fractional shares of Parent Stock that a holder of shares of Company Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest determined by multiplying (i) the average of the closing prices for a share of Parent Stock on the New York Stock Exchange for the 20 trading days ending on the third trading day immediately preceding the Effective Time by (ii) the fraction of a share of Parent Stock to which such holder would otherwise have been entitled.

Section 2.08.  Withholding Rights.  Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law.  If the Exchange Agent, the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 2.09.  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may reasonably require, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate and any dividends or other distributions and cash in lieu of fractional shares, as contemplated by this Article 2.

ARTICLE 3
THE SURVIVING CORPORATION

Section 3.01.  Certificate of Incorporation.  At the Effective Time and by virtue of the Merger, the certificate of incorporation of the Company shall be amended to be identical to the certificate of incorporation of Merger Subsidiary in effect immediately prior to the Effective Time, except (a) for Article FIRST, which shall read “The name of the corporation is RiskMetrics Group, Inc.”, (b)

that the provisions of the certificate of incorporation of Merger Subsidiary relating to the incorporator of Merger Subsidiary shall be omitted and (c) as otherwise required by Section 7.05(b) and as so amended shall be the amended and restated certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with Delaware Law.  Nothing in this Section 3.01 shall affect in any way the indemnification obligations provided for in Section 7.05(b).

Section 3.02.  Bylaws.  At the Effective Time, the bylaws of the Company shall be amended to be identical to the bylaws of Merger Subsidiary in effect immediately prior to the Effective Time and as so amended shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with Delaware Law.  Nothing in this Section 3.02 shall affect in any way the indemnification obligations provided for in Section 7.05(b).

Section 3.03.  Directors and Officers.  From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 11.05, except as disclosed in any Company SEC Document filed after December 31, 2009 and before the date of this Agreement or as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent that:

Section 4.01.  Corporate Existence and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.  The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.  The Company has heretofore made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as in effect on the date hereof.

Section 4.02.  Corporate Authorization.  (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the

Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the required approval of the Company’s stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company.  The affirmative vote of the holders of a majority of the outstanding shares of Company Stock is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Stockholder Approval”).  This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity whether considered in a proceeding in equity or at law).

(b)        At a meeting duly called and held, the Company’s Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) unanimously approved, adopted and declared advisable this Agreement and the transactions contemplated hereby and (iii) unanimously resolved, subject to Section 6.03(b), to recommend approval and adoption of this Agreement by its stockholders (such recommendation, the “Company Board Recommendation”).

Section 4.03.  Governmental Authorization.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of antitrust or other competition laws of jurisdictions other than the United States or investment laws relating to foreign ownership, including applicable European Commission antitrust laws (“Foreign Antitrust Laws”), (iv) compliance with any applicable requirements of the Investment Advisers Act, the 1933 Act, the 1934 Act, and any other applicable state or federal securities, takeover and “blue sky” laws, (v) compliance with any applicable requirements of the New York Stock Exchange and (vi) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.04.  Non-contravention.  Except as set forth in Section 4.04 of the Company Disclosure Schedule and as contemplated in Section 8.05, the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.05.  Capitalization.  (a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Stock, $0.01 par value, and 50,000,000 shares of preferred stock, par value $0.01 per share.  As of February 25, 2010, (i) 63,426,593 shares of Company Stock were issued and outstanding, (ii) 12,435,143 shares of Company Stock were subject to outstanding Company Stock Options at a weighted-average exercise price of $8.65 per share (of which Company Stock Options to purchase an aggregate of 9,524,512 shares of Company Stock were exercisable), (iii) 221,817 Company Restricted Shares were issued and outstanding and (iv) no shares of preferred stock were issued or outstanding.  All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any employee stock option or other compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights.  A complete and correct list of each outstanding Company Stock Option, including the holder, date of grant, exercise price, vesting schedule and number of shares of Company Stock subject thereto has been made available to Parent.

(b)        There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.  Except as set forth in this Section 4.05 and for changes since February 25, 2010 resulting from the exercise of Company Stock Options outstanding on such date and the vesting of Company Restricted Shares outstanding on such date, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”).  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.  Neither the Company nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Company Securities.

(c)        Except as set forth in this Section 4.05, none of (i) the shares of capital stock of the Company or (ii) the Company Securities are owned by any Subsidiary of the Company.

Section 4.06.  Subsidiaries.  (a) Each Subsidiary of the Company has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.  Except as set forth in Section 4.06(a) of the Company Disclosure Schedule, each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.  Except as set forth in Section 4.06(a) of the Company Disclosure Schedule, the Company 10-K identifies, as of its filing date, all material Subsidiaries of the Company and their respective jurisdictions of organization.

(b)        All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien, other than Permitted Liens, and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests).  There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”).  There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.  Except as set forth in Section 4.06(b) of the Company Disclosure Schedule and except for the capital stock or other voting securities of, or ownership interests in, its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other voting securities of, or ownership interests in, any Person.

Section 4.07.  SEC Filings and the Sarbanes-Oxley Act.  (a) The Company has filed with or furnished to the SEC, all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company since January 30, 2008 (collectively, together with any exhibits and schedules thereto or incorporated by reference therein and other information incorporated therein, the “Company SEC Documents”).

(b)        As of its filing date (and as of the date of any amendment), each Company SEC Document complied, and each Company SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c)        As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)        Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)        The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act).  Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared.  Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic and current reports required under the 1934 Act.

(f)         Since January 30, 2008, the Company and its Subsidiaries have established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP.  The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.

(g)        There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company.  The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h)        Since January 30, 2008, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

(i)         Each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are complete and correct.

Section 4.08.  Financial Statements.  The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements).

Section 4.09.  Disclosure Documents.  The information supplied by the Company for inclusion or incorporation by reference in the registration statement on Form S-4 or any amendment or supplement thereto pursuant to which shares of Parent Stock issuable as part of the Merger Consideration will be registered with the SEC (the “Registration Statement”) shall not at the time the Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The information supplied by the Company for inclusion in the proxy statement of the Company to be filed as part of the Registration Statement with the SEC and to be sent to the Company stockholders in connection with the Merger (the “Proxy Statement”), or any amendment or supplement thereto, shall not, on the date the Proxy Statement or any amendment or supplement thereto is first mailed to the stockholders of the Company and at the time of the Company Stockholder Approval contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement or the Registration Statement or any amendment or supplement thereto based upon information supplied by Parent, Merger Subsidiary or any of their respective representatives or advisors specifically for use or incorporation by reference therein.

Section 4.10.  Absence of Certain Changes.  Except as set forth in Section 4.10 of the Company Disclosure Schedule, since the Company Balance Sheet Date, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been:

(a)        any event, occurrence or development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

(b)        any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property or any combination thereof) with respect to any shares of capital stock of the Company, or any redemption, repurchase or other acquisition by the Company or any Subsidiary of any Company Securities or any Company Subsidiary Securities (other than in connection with the forfeiture or exercise of equity based awards, options and restricted stock in the Company or any Subsidiary in either case, in accordance with existing agreements or terms);

(c)        any amendment of any material term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(d)        any creation, incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;

(e)        any cancellation of any inbound licenses, inbound sublicenses, franchises, permits or inbound agreements to which the Company or any of its Subsidiaries is a party, or any written notification to the Company or any of its Subsidiaries that any party to any such arrangements intends to cancel or not renew such arrangements beyond their expiration date as in effect on the date hereof, which cancellation or notification has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

(f)         any damage, destruction or other casualty loss (whether or not covered by insurance) affecting the business or assets of the Company or any of its Subsidiaries that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

(g)        any material change in any method of accounting or accounting practice by the Company or any Subsidiary, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by the Company’s independent public accountants;

(h)        (i) with respect to any director, officer or employee of the Company or any of its Subsidiaries whose annual total compensation exceeds $150,000, (A) any grant of any new or any increase of any severance or termination pay to (or any amendment to any existing severance pay or termination arrangement) or (B) any entering into of any employment, deferred compensation or other similar agreement (or any amendment to any such existing agreement), (ii) any increase in benefits payable under any existing severance or termination pay policies, except as provided for in such policies, (iii) any establishment, adoption or amendment (except as required by Applicable Law) to any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan or arrangement or (iv) any increase in compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its Subsidiaries whose annual total compensation exceeds $150,000, except for increases in the ordinary course of business consistent with past practice; or

(i)         any material Tax election made or changed, any material annual tax accounting period changed, any material method of tax accounting adopted or changed, any material amended Tax Returns or claims for Tax refunds filed, any material closing agreement entered into, any material Tax claim, audit or assessment settled, or any material right to claim a Tax refund, offset or other reduction in Tax liability surrendered.

Section 4.11.  No Undisclosed Material Liabilities.  Except as set forth in Section 4.11 of the Company Disclosure Schedule, there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and, to the Company’s knowledge, there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than: (i) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Company Balance Sheet Date; and (iii) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.12.  Compliance with Laws and Court Orders.  The Company and each of its Subsidiaries is and since January 1, 2006 has been in compliance with, and to the knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.  There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company or that in any manner seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby.

Section 4.13.  Investment Advisers Act.  (a) Institutional Shareholder Services Inc. (“U.S. Subsidiary”) is properly registered as an “investment adviser” pursuant to the Investment Advisers Act, and such registration is, and has been from the time such registration was required, effective and in good standing.  The Company and each of its Subsidiaries is, in all material respects, in compliance with its obligations under the Investment Advisers Act.  There are no prior, pending, expected or otherwise known violations of, or other actions or omissions constituting a lack of compliance with, the Investment Advisers Act committed by the Company or any of its Subsidiaries or Person “associated” (as such term is used in Section 202(a)(17) of the Investment Advisers Act) with (or supervised by) the Company or any of its Subsidiaries that, individually or in the aggregate, would be reasonably likely to have an adverse effect in any material respect on the business or operations of the Company or any of its Subsidiaries.  Neither the Company nor any of its Subsidiaries, other than U.S. Subsidiary and RiskMetrics (Australia) Pty Ltd. (“Australian Subsidiary”), is an “investment adviser” required to register as such under the Investment Advisers Act or any other Applicable Law and is subject to any material liability or disability by reason of any failure to be so registered, licensed or qualified.

(b)        Other than the provision of Governance Services to the Clients, neither the Company nor any of its Subsidiaries provides any services that may be deemed “investment advice” pursuant to the Investment Advisers Act to any investment vehicle, company, fund, account or other Person.  Each Investment Advisory Agreement complies with the Investment Advisers Act and all other Applicable Law, except where failure to comply, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect on the Company.

(c)        Neither the Company, any of its Subsidiaries, nor, to the Company’s knowledge, any other Person that is “associated” (as such term is used in Section 202(a)(17) of the Investment Advisers Act) with the Company or any of its Subsidiaries (i) is subject to disqualification pursuant to Sections 203(e) or 203(f) of the Investment Advisers Act from serving as an investment adviser or as an associated person to an investment adviser, (ii) is subject to disqualification pursuant to Rule 206(4)-3 under the Investment Advisers Act from serving as a solicitor for an investment adviser, (iii) is the subject of a rebuttable presumption pursuant to Rule 206(4)-4(b) under the Investment Advisers Act or (iv) has, in the past 10 years been subject to a material fine or censure by a Governmental Authority on account of allegations of misconduct relating to the financial services or investment banking industries or of fraud.  There is no proceeding or investigation pending or, to the knowledge of the Company, threatened that would reasonably be expected to become the basis for any such disqualification, fine or censure.

(d)        Neither the Company nor any of its Subsidiaries is required to be, or is, (i) registered as a commodity pool operator, a broker-dealer, a commodity trading advisor (or in a similar capacity) with any Governmental Authority, (ii) a member of the NFA or (iii) a member of FINRA.  Each principal, director, officer and employee (in his or her capacity as such) of the Company and each of its Subsidiaries who is required to be registered as an investment adviser, an investment adviser representative, a broker-dealer or a registered representative (or in a similar capacity) with any Governmental Authority is duly registered as such and such registration is in full force and effect.

(e)        The Company has made available or delivered to Parent a copy of the Form ADV Part I, as amended to date, as filed with the SEC, and the Form ADV Part II, as amended to date, of U.S. Subsidiary.  As of the date of its filing or amendment (or, in the case of a Form ADV Part II, each date on which it was distributed), each Form ADV Part I and each Form ADV Part II was accurate and correct in all material respects and complied with Applicable Law in all material respects.  No disclosure statement containing information comparable to a Form ADV is required to be filed under Applicable Law with any Governmental Authority with respect to Australian Subsidiary.

(f)         Copies of all material inspection reports or other similar documents furnished to the Company or any of its Subsidiaries by any Governmental Entity and any material responses thereto (in each case, since January 1, 2008) have been made available to Parent.

(g)        Except as set forth in Section 4.13(g) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received any material exemptive, no-action or similar relief from any Governmental Authority.

(h)        U.S. Subsidiary has adopted (and has maintained at all times required by Applicable Law) (i) a written policy regarding insider trading, (ii) a written code of ethics, as required by Rule 204A-1 under the Investment Advisers Act and (iii) all such other policies and procedures required by Rule 206(4)-7 under the Investment Advisers Act, and has designated and approved an appropriate chief compliance officer in accordance with Rule 206(4)-7.  All such policies and procedures (including codes of ethics) comply in all material respects with Applicable Law, including Sections 204A and 206 of the Investment Advisers Act and there have been no material violations or allegations of material violations of such policies or procedures (including codes of ethics).  The policies of U.S. Subsidiary with respect to avoiding conflicts of interest, to the extent they are required to be disclosed pursuant to Applicable Law, are as set forth in its most recent Form ADV.

(i)         Neither the Company, any of its Subsidiaries nor any of their respective directors, trustees, officers, agents, representatives or employees (in their capacity as directors, trustees, officers, agents, representatives or employees) have (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses, or (ii) made any payment for an unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration, in each case, individually or in the aggregate, as would be reasonably likely to have an adverse effect in any material respect on the business or operations of the Company or any of its Subsidiaries.

Section 4.14.  Litigation.  Except as set forth in Section 4.14 of the Company Disclosure Schedule, There is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against or affecting, the Company or any of its Subsidiaries, or to the knowledge of the Company, any present or former officer, director or employee of the Company or any of its Subsidiaries or any other Person, in each case, for whom the Company or any of its Subsidiaries may be liable or any of their respective properties before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) or by any Governmental Authority or arbitrator, that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.15.  Properties.  (a)  Except as set forth in Section 4.15(a) of the Company Disclosure Schedule and except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries have good title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet, or acquired after the Company Balance Sheet Date, except as have been disposed of since the

Company Balance Sheet Date in the ordinary course of business consistent with past practice, subject to no Liens other than Permitted Liens.

(b)        Neither the Company nor any of its Subsidiaries has any fee ownership in any real property.

Section 4.16.  Intellectual Property.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

(a)        The Company and its Subsidiaries are the sole owners of all Owned Intellectual Property Rights and hold all right, title and interest in and to all Owned Intellectual Property Rights, free and clear of any Liens other than Permitted Liens.  The Licensed Intellectual Property Rights and the Owned Intellectual Property Rights together constitute all the Intellectual Property Rights necessary to, or used or held for use in, the conduct of the business of the Company and its Subsidiaries as currently conducted.  There exist no restrictions on the disclosure, use, license or transfer of the Owned Intellectual Property Rights.  The consummation of the transactions contemplated by this Agreement will not alter, encumber, impair or extinguish any Owned Intellectual Property Rights or, to the knowledge of the Company, Licensed Intellectual Property Rights.  Neither the Company nor any of its Subsidiaries has granted any current or contingent exclusive license or other exclusive right to any Intellectual Property Right to any other Person.

(b)        The Company and its Subsidiaries have taken actions commensurate with industry standards to maintain and protect all registrations and applications for registration included in the Owned Intellectual Property Rights, including the payment of all applicable fees, filing of applicable statements of use, timely response to office actions, and disclosure of any required information.  Documentation evidencing the complete chain of title with respect to each registration or application for registration included in the Owned Intellectual Property Rights has been properly recorded with each applicable Governmental Authority.

(c)        To the knowledge of the Company, none of the Company and its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property Right of any third person.  There is no claim, action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against or affecting, the Company or any of its Subsidiaries relating to any Intellectual Property Rights or any of the Company’s or its Subsidiaries’ rights therein.  None of the Owned Intellectual Property Rights has been adjudged invalid or unenforceable in whole or part, and, to the knowledge of the Company, all such Owned Intellectual Property Rights are valid and enforceable.

(d)        To the knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any Owned Intellectual Property Right.

The Company and its Subsidiaries have taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Owned Intellectual Property Rights and Licensed Intellectual Property Rights that are material to the business or operation of the Company or any of its Subsidiaries and the value of which to the Company or any of its Subsidiaries is contingent upon maintaining the confidentiality thereof and no such Intellectual Property Rights have been disclosed other than to employees, representatives and agents of the Company or any of its Subsidiaries all of whom are bound by confidentiality obligations.  Each employee, consultant and contractor engaged in research or product or software development for the Company or any of its Subsidiaries has executed a written agreement assigning or is otherwise required to assign to the Company or its applicable Subsidiary all right title and interest in and to any works of authorship or other Intellectual Property Rights developed, created or reduced to practice during the course of their engagement with the Company or such Subsidiary.

(e)        Except as set forth in Section 4.16(e) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has granted to any other Person any current or contingent right to any source code included in the Owned Intellectual Property Rights. None of the software that is owned or distributed by the Company or any of its Subsidiaries contains any software code that is licensed by the Company as licensor under any terms or conditions that require that any software be (i) made available or distributed in source code form; (ii) licensed for the purpose of making derivative works; (iii) licensed under terms that allow reverse engineering, reverse assembly or disassembly of any kind; or (iv) redistributable at no charge.

(f)         It is the practice of the Company and its Subsidiaries to scan with commercially available virus scan software all software used in the business of the Company and its Subsidiaries that are capable of being scanned for viruses. To the knowledge of the Company, none of the software included in the Owned Intellectual Property Rights or that is distributed by the Company or any of its Subsidiaries or that is used or held for use in the conduct of the business of the Company and its Subsidiaries as currently conducted contains any computer code designed to disrupt, disable or harm in any manner the operation of any software or hardware.  To the knowledge of the Company, none of the software included in the Owned Intellectual Property Rights or the Licensed Intellectual Property Rights and that is used in the business of the Company and its Subsidiaries as currently conducted contains any worm, bomb, backdoor, clock, timer, or other disabling device code, design or routine which can cause software to be erased, inoperable, or otherwise incapable of being used, either automatically or upon command by any person.

(g)        The IT Assets operate and perform in a manner that permits the Company and its Subsidiaries to conduct their respective businesses as currently conducted and to the knowledge of the Company, no Person has gained unauthorized access to the IT Assets.  The Company and its Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices.

Section 4.17.  Taxes.  (a) Except as set forth on Section 4.17 to the Company Disclosure Schedules, all material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Law (including any extensions), and all such material Tax Returns are true and complete in all material respects.  The Company and each of its Subsidiaries has paid or has withheld and remitted to the appropriate Taxing Authority all material Taxes that have become due and payable.  Where payment is not yet due or is being contested in good faith, the Company has established in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.

(b)        (i) The income and franchise Tax Returns of the Company and its Subsidiaries through the Tax year ended December 31, 2004 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired; (ii) neither the Company nor any of its Subsidiaries has granted an extension or waiver of the limitation period for the assessment or collection of any Tax that remains in effect; and (iii) there is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s knowledge, threatened in writing against or with respect to the Company or its Subsidiaries in respect of any material Tax or Tax asset.

(c)        There are no Liens for material Taxes (other than statutory liens for Taxes not yet due and payable or Taxes being contested in good faith, for which adequate accruals or reserves have been established on the Company Balance Sheet) upon any of the assets of the Company or any of its Subsidiaries.

(d)        (i) Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax Sharing Agreement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries) or any other agreement described in clause (iii) of the definition of Tax; and (ii) neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company).

(e)        To the knowledge of the Company, neither the Company nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(f)         During the five-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(g)        Neither the Company nor any of its Subsidiaries owns an interest in real property in any jurisdiction in which a Tax is imposed, or the value of the interest is reassessed, on the transfer of an interest in real property and which treats the transfer of an interest in an entity that owns an interest in real property as a transfer of the interest in real property.

(h)        None of the Subsidiaries of the Company owns any Company Stock.

For the avoidance of doubt, the representations and warranties made in this Section 4.17 and Sections 4.07, 4.08, 4.10, 4.11 and 4.18 with respect to Taxes are the only representations and warranties made by the Company and its Subsidiaries with respect to matters relating to Taxes under this Agreement.

(i)         “Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign) (a “Taxing Authority”), and any liability for any of the foregoing as transferee, (ii) liability for the payment of any Tax of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement).  “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.  “Tax Sharing Agreement” means any existing agreement or arrangement (whether or not written) that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability.

Section 4.18.  Employee Benefit Plans.  Except as set forth in Section 4.18 of the Company Disclosure Schedule:

(a)        Section 4.18(a) of the Company Disclosure Schedule contains a correct and complete list identifying each “employee benefit plan,” as defined in Section 3(3) of ERISA, each material employment, severance or similar contract, plan, arrangement or policy and each other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other material forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any Affiliate and covers any employee or former employee of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability. Copies of such plans (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto have been made available to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust.  Such plans are referred to collectively herein as the “Employee Plans.”  Each Employee Plan for the benefit of employees outside the United States or maintained outside the United States is an “International Plan”.  Section 4.18(a) of the Company Disclosure Schedule separately lists each International Plan.

(b)        Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA.

(c)        Neither the Company nor any ERISA Affiliate nor any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”).

(d)        Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter, or has pending or has time remaining in which to file, an application for such determination from the Internal Revenue Service, and the Company is not aware of any reason why any such determination letter would be likely to be revoked or not be reissued.  The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA, the Code and any applicable foreign laws, which are applicable to such Employee Plan.  No material events have occurred with respect to any Employee Plan that could result in payment or assessment by or against the Company of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(e)        The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee or independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan.  There is no contract, plan or arrangement (written or otherwise) covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, would entitle any employee or former employee to any severance or other payment solely as a result of the transactions contemplated hereby, or could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code.

(f)         Neither the Company nor any of its Subsidiaries has any material liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

(g)        There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, an Employee Plan which would increase materially the expense of maintaining such Employee Plan above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 2009.

(h)        All contributions due under each Employee Plan have been paid when due or properly accrued on the Company’s financial statements.

(i)         There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Employee Plan before any Governmental Authority.

Section 4.19.  Labor.  (a) The Company and its Subsidiaries have materially complied with all Applicable Law relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of taxes and continuation coverage with respect to group health plans. Since January 1, 2009, there has not been, and as of the date of this Agreement there is not pending or, to the knowledge of the Company, threatened, any work stoppage or labor strike against the Company or any of its Subsidiaries by employees.

(b)        No employee of the Company or any of its Subsidiaries is covered by an effective or pending collective bargaining agreement or similar labor agreement. To the knowledge of the Company, there has not been any activity on behalf of any labor organization or employee group to organize any such employees other than as has been disclosed by the Company to Parent.  Except as set forth in Section 4.19(b) of the Company Disclosure Schedule and except as would not reasonably be expected to result in a material liability to the Company, there are no (i) unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any foreign equivalent and to the knowledge of the Company no such representations, claims or petitions are threatened, (ii) representation claims or petitions pending before the National Labor Relations Board or any foreign equivalent or (iii) grievances or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement.

Section 4.20.  Employees. The Company has made available to Parent a true and complete list as of February 26, 2010 of the names, titles and annual salaries of all employees of the Company and its Subsidiaries.

Section 4.21.  Environmental Matters.  (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company: (i) no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Company, is threatened by any Person relating to the Company or any of its Subsidiaries and relating to or arising out of any Environmental Law; (ii) the Company and its Subsidiaries are and since January 1, 2006 have been in compliance with all Environmental Laws and all Environmental Permits; and (iii) there are no liabilities or obligations of the Company or any Subsidiary (or any of their respective predecessors) of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise arising under or relating to any Environmental Law or any Hazardous Substance, to the knowledge of the Company, there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation.

(b)        Except as set forth in Section 4.21 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns, operates or leases any real property or facility in the State of New Jersey or the State of Connecticut.

Section 4.22.  Material Contracts.  (a) Other than any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the 1933 Act) filed or incorporated by reference as an exhibit to the Company SEC Documents, Section 4.22(a) of the Company Disclosure Schedule lists each contract or agreement to which the Company or any of its Subsidiaries is a party to or bound by:

(i)    requiring aggregate annual payments to be made by the Company or any of its Subsidiaries in excess of $200,000; and

(ii)   that is a vendor contract or agreement with a term continuing beyond February 28, 2011.

Each contract or agreement described in numbers (i) or (ii) above or filed or incorporated by reference as an exhibit to the Company SEC Documents is referred to herein as a “Company Scheduled Contract”.

(b)        Except as set forth in Section 4.22(b) of the Company Disclosure Schedule and except for breaches, violations or defaults which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company, (i) each of the Company Scheduled Contracts is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Company Scheduled Contract, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Company Scheduled Contract, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Company Scheduled Contract.

Section 4.23.  Finders’ Fees.  Except for Evercore Group L.L.C., a copy of whose engagement agreement has been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.24.  Opinion of Financial Advisor.  The Company has received the opinion of Evercore Group L.L.C., financial advisor to the Company, to the effect that, as of the date of this Agreement, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration is fair to the Company’s stockholders from a financial point of view.

Section 4.25.  Antitakeover Statutes.  The Company has opted out of Section 203 of Delaware Law with the effect that the restrictions set forth therein are inapplicable to this Agreement, the Merger, the Voting Agreement and the other transactions contemplated hereby or thereby.  To the knowledge of the Company, no other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement, the Voting Agreement or any of the transactions contemplated hereby or thereby.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF PARENT

Subject to Section 11.05, except as disclosed in any Parent SEC Document filed after November 30, 2009 and before the date of this Agreement or as set forth in the Parent Disclosure Schedule, Parent represents and warrants to the Company that:

Section 5.01.  Corporate Existence and Power.  Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.  Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.  Parent has heretofore made available to the Company true and complete copies of the certificates of incorporation and bylaws of Parent and Merger Subsidiary as in effect on the date hereof.  Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement or activities incidental thereto.

Section 5.02.  Corporate Authorization.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and, except for the adoption of this Agreement by the sole stockholder of Merger Subsidiary (which approval Parent shall cause the sole stockholder of Merger Subsidiary to effect on the date hereof immediately following execution of this Agreement), have been duly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary.  No vote of the holders of any of Parent’s capital stock is necessary in connection with the consummation of the Merger (including pursuant to the requirements of the New York Stock Exchange).  This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity whether considered in a proceeding in equity or at law).

Section 5.03.  Governmental Authorization.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act, (iii) compliance with any applicable requirements of Foreign Antitrust Laws, (iv) compliance with any applicable requirements of the Investment Advisers Act, the 1933 Act, the

1934 Act and any other state or federal securities, takeover and “blue sky” laws, (v) compliance with any applicable requirements of the New York Stock Exchange and (vi) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.04.  Non-contravention.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.05.  Capitalization.  (a) The authorized capital stock of Parent consists of (i) 500,000,000 shares of Parent Stock, $0.01 par value, (ii) 250,000,000 shares of Class B common stock, $0.01 par value and (iii) 100,000,000 shares of preferred stock, $0.01 par value.  As of February 26, 2010, (A)105,677,226 shares of Parent Stock were issued and 104,995,791 shares of Parent Stock were outstanding, (B) 1,912,258 shares of Parent Stock were subject to options to purchase shares of Parent Stock under employee stock options or compensation plans or arrangements of Parent (a “Parent Stock Option”) at a weighted-average exercise price of $18.00 per share (of which Parent Stock Options to purchase an aggregate of 942,044 shares of Parent Stock were exercisable, (C) 2,099,220 shares of Parent Stock were subject to awards made in the form of restricted common stock or rights to receive unrestricted common stock, (D) no shares of Class B common stock were issued or outstanding and (E) no shares of preferred stock were issued or outstanding.  All outstanding shares of capital stock of Parent have been, and all shares that may be issued pursuant to any employee stock option or other compensation plan or arrangement will be, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights.  A complete and correct list of each outstanding Parent Stock Option, including the holder, date of grant, exercise price, vesting schedule and number of shares of Parent Stock subject thereto has been made available to the Company.

(b)        As of February 26, 2010, there are no outstanding bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Parent may vote.  As of February 26, 2010, except as set forth in this Section 5.05, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in Parent, (ii) securities of Parent convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in Parent, (iii) warrants, calls, options or other rights to acquire from Parent or other obligation of Parent to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Parent or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of Parent (the items in clauses (i) through (iv) being referred to collectively as the “Parent Securities”).  As of February 26, 2010, there are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Parent Securities.  As of February 26, 2010, neither Parent nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Parent Securities.

(c)        The shares of Parent Stock to be issued as part of the Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.

Section 5.06.  Subsidiaries.  (a) Each Subsidiary of Parent has been duly organized, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.  Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.  The Parent 10-K identifies, as of its filing date, all material Subsidiaries of Parent and their respective jurisdictions of organization.

(b)        As of February 26, 2010, all of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of Parent, is owned by Parent, directly or indirectly, free and clear of any Lien, other than Permitted

Liens, and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or ownership interests).  As of February 26, 2010, there are no issued, reserved for issuance or outstanding (i) securities of Parent or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any of its Subsidiaries, (ii) warrants, calls, options or other rights to acquire from Parent or any of its Subsidiaries, or other obligations of Parent or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of Parent or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of Parent (the items in clauses (i) through (iii) being referred to collectively as the “Parent Subsidiary Securities”).  As of February 26, 2010, there are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Parent Subsidiary Securities.

Section 5.07.  Financing.  Parent has delivered to the Company a true and complete fully executed copy of the commitment letter, dated as of February 28, 2010, between Parent and Morgan Stanley Senior Funding, Inc., including all exhibits, schedules, annexes and amendments to such letter in effect as of the date of this Agreement, and excerpts of those portions of each fee letter and engagement letter associated therewith that contain any conditions to funding or “flex” provisions or other provisions (excluding provisions related solely to fees and economic terms (other than covenants) agreed to by the parties) regarding the terms and conditions of the financing to be provided thereby (such commitment letter, including all exhibits, schedules, annexes and amendments thereto and each such fee letter and engagement letter, collectively, the “Commitment Letter”), pursuant to which and subject to the terms and conditions thereof Morgan Stanley Senior Funding, Inc. has agreed to lend the amounts set forth therein (the provision of such funds as set forth therein, the “Financing”) for the purposes set forth in such Commitment Letter.  The Commitment Letter has not been amended, restated or otherwise modified or waived prior to the date of this Agreement, and the respective commitments contained in the Commitment Letter have not been withdrawn, modified or rescinded in any respect prior to the date of this Agreement.  As of the date of this Agreement, the Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of each of Parent and, to the knowledge of Parent, Morgan Stanley Senior Funding, Inc. (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity whether considered in a proceeding in equity or at law).  Other than as expressly set forth in the Commitment Letter, there are (i) no conditions precedent or contingencies related to the funding of the full net proceeds of the Financing (including pursuant to any “flex” provisions in connection therewith) and (ii) no agreements, side letters, arrangements or understandings that would, or would reasonably be expected to, (A) impair the validity of the Commitment Letter, (B) reduce the aggregate amount of the Financing, (C) delay or prevent the Closing or (D) modify the terms of the Financing in any manner adverse to Parent or the Company.  Subject to the terms and conditions of the Commitment Letter, and assuming the accuracy in all material respects of the Company’s representations and warranties contained in Article 4 and assuming compliance by the Company in all material respects with its covenants contained in Section 6.01 and 8.02, the net proceeds of the Financing, together with other financial resources of Parent and Merger Subsidiary including cash on hand and marketable securities of Parent, the Company and their respective Subsidiaries on the Closing Date, will, in the aggregate, be sufficient for the satisfaction of all of Parent’s and Merger Subsidiary’s obligations under this Agreement, including the payment of all amounts required to be paid pursuant to Article 2, and the payment of any debt required to be repaid, redeemed, retired, cancelled, terminated or otherwise satisfied in connection with the Merger (including, without limitation, the Company Credit Facility) and of all fees and expenses reasonably expected to be incurred in connection with consummating the Merger and the Financing (collectively, the “Required Amounts”).  As of the date of this Agreement, (a) no event has occurred that would constitute a breach or default (or an event that with notice or lapse of time or both would constitute a default), in each case, on the part of Parent or Merger Subsidiary or, to the knowledge of Parent, Morgan Stanley Senior Funding, Inc., under the Commitment Letter and (b) subject to the satisfaction of the conditions contained in Sections 9.01 and 9.02 and the Company’s compliance with its obligations under this Agreement, Parent does not have any reason to believe that any of the conditions precedent to the Financing will not be satisfied or that the Financing or any other funds necessary for the satisfaction of all of Parent’s and Merger Subsidiary’s obligations under this Agreement and the payment of any Required Amounts will not be available to Parent on the Closing Date (provided that neither Parent nor Merger Subsidiary makes any representation regarding the satisfaction of conditions to the extent relating to the Company and its Subsidiaries).  Parent has fully paid all commitment fees or other fees required pursuant to the Commitment Letter to be paid prior to the date of this Agreement.

Section 5.08.  SEC Filings and the Sarbanes-Oxley Act.  (a) Parent has filed with or furnished to the SEC all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by Parent since November 20, 2007 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Parent SEC Documents”).

(b)        As of its filing date (and as of the date of any amendment), each Parent SEC Document complied, and each Parent SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c)        As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Parent SEC Document filed pursuant to the 1934 Act did not, and each Parent SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d)        Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e)        Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act).  Such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to Parent’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared.  Such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic and current reports required under the 1934 Act.

(f)         Since November 20, 2007, Parent and its Subsidiaries have established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent financial statements for external purposes in accordance with GAAP.  Parent has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to Parent’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls.

(g)        There are no outstanding loans or other extensions of credit made by Parent or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of Parent.  Parent has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h)        Since November 20, 2007, Parent has complied in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange.

(i)         Each of the principal executive officer and principal financial officer of Parent (or each former principal executive officer and principal financial officer of Parent, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the New York Stock Exchange, and the statements contained in any such certifications are complete and correct.

Section 5.09.  Financial Statements.  The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included or incorporated by reference in the Parent SEC Documents fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements).

Section 5.10.  Disclosure Documents.  The information supplied by Parent for inclusion or incorporation by reference in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The information supplied by Parent for inclusion in the Proxy Statement shall not, on the date the Proxy Statement, and any amendments or supplements thereto, is first mailed to the stockholders the Company and at the time of the Company Stockholder Approval contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The representations and warranties contained in this Section 5.10 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement or the Registration Statement or any amendment or supplement thereto based upon information supplied by the Company or any of its representatives or advisors specifically for use or incorporation by reference therein.

Section 5.11.  Absence of Certain Changes.  (a) Since the Parent Balance Sheet Date, the business of Parent and its Subsidiaries has been conducted in the ordinary course consistent with past practices, and there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(b)        From the Parent Balance Sheet Date until the date hereof, there has not been any action taken by Parent or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without the Company’s consent, would constitute a breach of Section 7.01.

Section 5.12.  No Undisclosed Material Liabilities.  There are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability or obligation, other than: (i) liabilities or obligations disclosed and provided for in the Parent Balance Sheet or in the notes thereto; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Parent Balance Sheet Date; and (iii) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.13.  Compliance with Laws and Court Orders.  Parent and each of its Subsidiaries is and since January 1, 2006 has been in compliance with, and to the knowledge of Parent is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.  There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against Parent or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or that in any manner seeks to prevent, enjoin, alter or materially delay the Merger or any of the other transactions contemplated hereby..

Section 5.14.  Investment Advisers Act.  Neither Parent nor any of its Subsidiaries is required to register as an “investment adviser” pursuant to the Investment Advisers Act.

Section 5.15.  Litigation.  There is no action, suit, investigation or proceeding pending against, or, to the knowledge of Parent, threatened against or affecting, Parent or any of its Subsidiaries, or to the knowledge of Parent, any present or former officer, director or employee of Parent or any of its Subsidiaries or any other Person, in each case, for whom Parent or any of its Subsidiaries may be liable or any of their respective properties before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) or by any Governmental Authority or arbitrator, that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.16.  Taxes.  (a) All material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, Parent or any of its Subsidiaries have been filed when due in accordance with all Applicable Law (including any extensions), and all such material Tax Returns are true and complete in all material respects.  Parent and each of its Subsidiaries has paid or has withheld and remitted to the appropriate Taxing Authority all material Taxes that have become due and payable.  Where payment is not yet due or is being contested in good faith, Parent has established in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which Parent and its Subsidiaries ordinarily record items on their respective books.

(b)        (i) The income and franchise Tax Returns of Parent and its Subsidiaries through the Tax year ended November 30, 1998 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired; and (ii) there is no claim, audit, action, suit, proceeding or investigation now pending or, to Parent’s knowledge, threatened in writing against or with respect to Parent or its Subsidiaries in respect of any material Tax or Tax asset.

(c)        There are no Liens for material Taxes (other than statutory liens for Taxes not yet due and payable, or Taxes being contested in good faith, for which adequate accruals or reserves have been established on the Parent Balance Sheet) upon any of the assets of Parent or any of its Subsidiaries.

(d)        Except as set forth in Section 5.16(d) of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries is a party to or is bound by any Tax Sharing Agreement (other than such an agreement or arrangement between or among Parent and its Subsidiaries) or any other agreement described in clause (iii) of the definition of Tax.

(e)        To the knowledge of Parent, neither Parent nor any of its Subsidiaries has been a party to any “listed transaction” with the meaning of Treasury Regulation Section 1.6011-4.

(f)         During the five-year period ending on the date hereof, neither Parent nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

For the avoidance of doubt, the representations and warranties made in this Section 5.16 and Sections 5.08, 5.09, 5.10, 5.11 and 5.12 with respect to Taxes are the only representations and warranties made by Parent and its Subsidiaries with respect to matters relating to Taxes under this Agreement.

Section 5.17.  Finders’ Fees.  Except for Morgan Stanley & Co. Incorporated and UBS Securities LLC, whose fees will be paid by Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

Section 5.18.  Opinion of Financial Advisor.  Parent has received the opinions of Morgan Stanley & Co. Incorporated and UBS Securities LLC, financial advisors to Parent, to the effect that, as of the date of this Agreement, and based upon and subject to the factors and assumptions set forth in such opinions, the Merger Consideration is fair to Parent from a financial point of view.

ARTICLE 6
COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01.  Conduct of the Company.  From the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, except as contemplated by this Agreement, as set forth in the Company Disclosure Schedule or as required by Applicable Law, or unless Parent shall otherwise consent in writing, conduct its business in the ordinary course consistent with past practice and, to the extent consistent with and not in violation of any other provisions of this Section 6.01, use its reasonable best efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of its foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (iii) keep available the services of its directors, officers and key employees and (iv) subject to the right of contract parties to exercise applicable rights, maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it.  Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as expressly contemplated by this Agreement, set forth in Section 6.01 of the Company Disclosure Schedule or to the extent Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, nor shall it permit any of its Subsidiaries to:

(a)        amend its certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b)        (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends paid by a direct or indirect wholly-owned Subsidiary of the Company to the Company or to any of the Company’s other direct or indirect wholly-owned Subsidiaries or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company

Subsidiary Securities (other than in the case of this clause (iii), repurchases, redemptions or acquisitions by the Company or any wholly owned Subsidiary of the Company of Company Subsidiary Securities of any other wholly owned Subsidiary of the Company);

(c)        (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any shares of the Company Stock upon the exercise of Company Stock Options that are outstanding on the date of this Agreement in accordance with the terms of those options on the date of this Agreement, (B) any Company Subsidiary Securities to the Company or any other Subsidiary of the Company, (C) Company Stock Options granted in the ordinary course of business consistent with past practice to new hires and (D) stock-based compensation to directors of the Company who elect to receive compensation in the form of stock rather than cash pursuant to existing director compensation plans and arrangements in the ordinary course of business consistent with past practice (provided that the aggregate number of shares of Company Stock covered by clauses (C) and (D) above shall not exceed 100,000) or (ii) amend any term of any Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(d)        incur any capital expenditures or any obligations or liabilities in respect thereof, in excess of $7,000,000 in the aggregate;

(e)        acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, in each case, other than licenses of Licensed Intellectual Property Rights, inventory, supplies, equipment and other similar items in the ordinary course of business of the Company and its Subsidiaries in a manner that is consistent with past practice;

(f)         sell, lease or otherwise transfer, or create or incur any Lien (other than Permitted Liens) on, any of the Company’s or its Subsidiaries’ assets, securities, properties, interests or businesses, other than the sale of equipment, products and services and the licensing of Owned Intellectual Property Rights in the ordinary course of business consistent with past practice;

(g)        make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) loans, advances or capital contributions to, or investments in, wholly-owned Subsidiaries of the Company and (ii) advances of travel and other out-of-pocket expenses to directors, officers and employees in the ordinary course of business consistent with past practices;

(h)        except as permitted by clause (g) above, make any investment (including upon the maturity of any existing investment), whether by purchase of securities, contributions to capital or any property transfer with an original maturity of more than thirty days;

(i)         create, incur or assume any indebtedness for borrowed money or guarantees thereof;

(j)         (i) enter into any contract, agreement, arrangement or understanding that would constitute a Material Contract if it had been entered into as of the date hereof or (ii) amend, modify in any material respect or terminate any Material Contract or any contract, agreement or understanding referred to in clause (i) or otherwise waive, release or assign any material rights, claims or benefits of the Company or any of its Subsidiaries thereunder; provided that the foregoing shall not prevent or preclude the Company or any of its Subsidiaries from (x) negotiating and/or renewing in the ordinary course of business consistent with past practice any Material Contracts which expire upon their terms or (y) entering into any client or customer contracts or agreements in the ordinary course of business consistent with past practice, regardless of whether or not any such contract or agreement would constitute a Material Contract if it had been entered into as of the date hereof; provided, however, that the foregoing proviso shall not apply to any contract or agreement of the type described in Section 4.22(a)(ii) or in clause (iii) or (v) of the definition of a “Material Contract”;

(k)        enter into any material new line of business;

(l)         (i) with respect to any director, officer or employee of the Company or any of its Subsidiaries whose annual total compensation exceeds $150,000, and except to the extent required by Applicable Law, (A) grant any new or increase any severance or termination pay to (or amend any existing severance pay or termination arrangement) or (B) enter into any employment, deferred compensation or other similar agreement (or amend any such existing agreement), (ii) increase benefits payable under any existing severance or termination pay policies, (iii) establish, adopt or amend (except as required by Applicable Law) any collective bargaining, bonus, profit-sharing, thrift, pension, retirement, deferred compensation, stock option, restricted stock or other benefit plan or arrangement or (iv) increase compensation, bonus or other benefits payable to any director, officer or employee of the Company or any of its Subsidiaries, except for increases in the ordinary course of business consistent with past practice for any employee who earns less than $150,000;

(m)       change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

(n)        settle, or offer or propose to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries, (ii) any stockholder litigation or claim in writing against the Company or any of its officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby; or

(o)        agree, resolve or commit to do any of the foregoing.

Section 6.02.  Company Stockholder Meeting.  Promptly after the effectiveness of the Registration Statement under the 1933 Act unless this Agreement shall previously have been terminated in accordance with its terms, the Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called, and shall use its reasonable best efforts to cause the Company Stockholder Meeting to be held as soon as reasonably practicable thereafter, for the purpose of voting on the approval and adoption of this Agreement.  Subject to Section 6.03, the Company, acting through the Board of Directors of the Company, shall (a) recommend approval and adoption of this Agreement by the Company’s stockholders, (b) use its reasonable best efforts to obtain the Company Stockholder Approval, (c) not effect an Adverse Company Recommendation Change and (d) otherwise comply with all Applicable Law relating to such meeting.  Without limiting the generality of the foregoing, unless this Agreement shall have previously been terminated in accordance with its terms, this Agreement and the Merger shall be submitted to the Company’s stockholders at the Company Stockholder Meeting whether or not an Adverse Company Recommendation Change shall have occurred; provided, however, that the Company shall not be obligated with respect to the foregoing clauses (a) through (c) in the event that an Adverse Company Recommendation Change shall have occurred.

Section 6.03.  No Solicitation; Other Offers.  (a) General Prohibitions.  Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their Representatives to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or encourage the submission of any Company Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any way with, or knowingly assist, participate in, knowingly facilitate or encourage any effort by any Third Party that has made, or to the knowledge of the Company is seeking to make, a Company Acquisition Proposal, (iii) fail to make, withdraw or modify in a manner adverse to Parent the Company Board Recommendation (or recommend a Company Acquisition Proposal or take any action or make any statement inconsistent with the Company Board Recommendation) (any of the foregoing in this clause (iii), an “Adverse Company Recommendation Change”), (iv) grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries or (v) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to a Company Acquisition Proposal.  It is agreed that any violation of the restrictions on the Company set forth in this Section by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section by the Company.

(b)        Exceptions.  Notwithstanding Section 6.03(a), at any time prior to the approval and adoption of this Agreement by the Company’s stockholders:

(i)            the Company, directly or indirectly through its Representatives or other intermediaries, may (A) engage in negotiations or discussions with any Third Party and its Representatives or financing sources that, subject to the Company’s compliance with Section 6.03(a), has made after the date of this Agreement a Company Acquisition Proposal that the Board of Directors of the Company reasonably believes will lead to a Superior Proposal and (B) furnish to such Third Party or its Representatives or financing sources non-public information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to such Third Party, in each case pursuant to a confidentiality agreement (a copy of which shall be provided for informational purposes only to Parent) with such Third Party with terms no less favorable to the Company than those contained in the confidentiality agreement dated July 28, 2009 between the Company and Parent (the “Confidentiality Agreement”); provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent prior to or substantially concurrently with the time it is provided or made available to such Third Party) and (C) take any nonappealable, final action that any court of competent jurisdiction orders the Company to take; and

(ii)           the Board of Directors of the Company may make an Adverse Company Recommendation Change (A) following receipt of a Company Acquisition Proposal made after the date hereof that the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation (it being agreed that, for all purposes of this Agreement, Evercore Group L.L.C. qualifies as such an advisor) constitutes a Superior Proposal or (B) solely in response to an Intervening Event;

in each case referred to in the foregoing clauses (i)(A), (i)(B) and (ii) only if the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel and a financial advisor of nationally recognized reputation, that such action is required by its fiduciary duties to the stockholders of the Company under Delaware Law; provided that the Board of Directors of the Company shall not make an Adverse Company Recommendation Change in response to a Superior Proposal permitted by clause (ii) above (or terminate this Agreement pursuant to Section 10.01(d)(ii)), unless (x) the Company promptly notifies Parent, in writing at least three Business Days before taking that action, of its intention to do so and attaching the most current version of the proposed agreement under which such Superior Proposal is proposed to be consummated and the identity of the third party making the Superior Proposal, and (y) Parent does not make, within three Business Days after its receipt of that written notification, an offer that is at least as favorable to the stockholders of the Company as such Superior Proposal such that the Board of Directors of the Company determines that such action is no longer required by its fiduciary duties to the stockholders of the Company under Delaware Law (it being understood and agreed that any amendment to the financial terms or other material terms of such Superior Proposal shall require a new written notification from the Company and a new three Business Day period under this proviso); provided, further, that the Board of Directors of the Company may not make an Adverse Company Recommendation Change in response to an Intervening Event permitted by clause (ii) above unless the Company (x) has provided Parent with written information describing such Intervening Event in reasonable detail as soon as reasonably practicable after becoming aware of it, (y) keeps Parent reasonably informed of developments with respect to such Intervening Event and (z) has provided to Parent at least three Business Days prior written notice advising Parent that the Board of Directors of the Company intends to make such an Adverse Company Recommendation Change with respect to such Intervening Event and specifying the reasons therefor in reasonable detail and Parent does not make, within three Business Days after the receipt of such notice, a proposal that results in the Board of Directors of the Company determining that such action is no longer required by its fiduciary duties to the stockholders of the Company under Delaware Law.  During the three Business Day period prior to its effecting an Adverse Company Recommendation Change pursuant to this clause (ii) above (or terminating this Agreement pursuant to Section 10.01(d)(ii)), the Company and its Representatives shall negotiate in good faith with Parent and its Representatives regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent.

In addition, nothing contained herein shall prevent the Board of Directors of the Company from complying with Rule 14e-2(a) or Rule 14D-9 under the 1934 Act with regard to a Company Acquisition Proposal so long as any action taken or statement made to so comply is consistent with this Section 6.03; provided that any such action taken or statement made that relates to a Company Acquisition Proposal shall be deemed to be an Adverse Company Recommendation Change unless the Board of Directors of the Company reaffirms the Company Board Recommendation in such statement or in connection with such action.  Notwithstanding anything to the contrary herein, U.S. Subsidiary, through any of its or any of its Subsidiaries’ operating divisions engaged in advising clients in respect of share voting matters in the ordinary course of business, shall be permitted in the ordinary course of business to make any recommendation to its clients with respect to the Merger and/or any Company Acquisition Proposal and any such recommendation shall not be deemed to be an Adverse Company Recommendation Change or be imputed to the Board of Directors.

(c)        Required Notices.  The Board of Directors of the Company shall not take any of the actions referred to in Section 6.03(b)(i) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action, and, after taking such action, the Company shall continue to advise Parent on a reasonably current basis of the status and terms of any discussions and negotiations with the Third Party.  In addition, the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its Representatives) of any Company Acquisition Proposal, any notification to the Company (or any of its Representatives) that a Third Party is considering making a Company Acquisition Proposal or of any request received by the Company (or any of its Representatives) for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that has made, or that has notified the Company (or any of its Representatives) that it is, or to the knowledge of the Company is, considering making, a Company Acquisition Proposal.  The Company shall provide such notice orally and in writing and shall identify the Third Party making, and the terms and conditions of, any such Company Acquisition Proposal, indication or request.  The Company shall keep Parent reasonably informed, on a reasonably current basis, of the status and details of any such Company Acquisition Proposal, indication or request, and shall promptly (but in no event later than 24 hours after receipt) provide to Parent copies of all correspondence and written materials sent or provided to the Company or any of its Subsidiaries that describes any material terms or conditions of any Company Acquisition Proposal.  Any material amendment to any Company Acquisition Proposal will be deemed to be a new Company Acquisition Proposal for purposes of the Company’s compliance with this Section 6.03(c).

(d)        Obligation to Terminate Existing Discussions.  The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives and its financing sources conducted prior to the date hereof with respect to any Company Acquisition Proposal.  The Company shall promptly request that each Third Party, if any, that has executed a confidentiality agreement within the 24-month period prior to the date hereof in connection with its consideration of any Company Acquisition Proposal return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries (and all analyses and other materials prepared by or on behalf of such Person that contains, reflects or analyzes that information) (if and to the extent permitted by such confidentiality agreement with each such Third Party), unless the Company has previously received a certification from any such Third Party that such confidential information has been returned or destroyed.

(e)        Definition of Superior Proposal.  For purposes of this Agreement, “Superior Proposal” means a Company Acquisition Proposal for at least a majority of the outstanding shares of Company Stock or all or substantially all of the consolidated assets of the Company and its Subsidiaries on terms that the Board of Directors of the Company determines in good faith by a majority vote, after considering the advice of a financial advisor of nationally recognized reputation and outside legal counsel and taking into account all the terms and conditions of the Company Acquisition Proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable and provide greater value to all of the Company’s stockholders than as provided hereunder, which the Board of Directors of the Company determines is reasonably likely to be consummated without undue regulatory delay relative to the transactions contemplated by this Agreement and for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the Board of Directors of the Company.

Section 6.04.  Access to Information.  From the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement, the Company shall (a) upon prior written request to the Company, give Parent, its counsel, financial advisors, auditors and other authorized Representatives reasonable access to the offices, properties, books and records of the Company, (b) furnish Parent, its counsel, financial advisors, auditors and other authorized Representatives such financial and operating data and other information as such Persons may reasonably request and (c) instruct its employees, counsel, financial advisors, auditors and other authorized Representatives to reasonably cooperate with Parent in its investigation.  Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries.  No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by any party hereunder.

Section 6.05.  Tax Matters.  (a) From the date hereof until the Effective Time, except as set forth in Section 6.05 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries shall make or change any material Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any material amended Tax Returns or claims for material Tax refunds, enter into any material closing agreement, surrender any material Tax claim, audit or assessment, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if any such action or omission would have the effect of materially increasing the Tax liability or reducing any Tax asset of the Company or any of its Subsidiaries.

(b)        All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred by the Company or any of its Subsidiaries in connection with the Merger (including any real property transfer tax and any similar Tax) shall be paid by the Company when due, and the Company shall, at its own expense, file all necessary

Tax returns and other documentation with respect to all such Taxes and fees, and, if required by Applicable Law, the Company shall, and shall cause its Affiliates to, join in the execution of any such Tax returns and other documentation.

ARTICLE 7
COVENANTS OF PARENT

Parent agrees that:

Section 7.01.  Conduct of Parent.  From the date hereof until the Effective Time, Parent shall, and shall cause each of its Subsidiaries to except as contemplated by this Agreement, as set forth in the Parent Disclosure Schedule or as required by Applicable Law, or unless the Company shall otherwise consent in writing, conduct its business in the ordinary course consistent with past practice and, to the extent consistent with and not in violation of any other provisions of this Section 7.01, use its reasonable best efforts to (i) preserve intact its business organizations and relationships with Third Parties, (ii) maintain in effect all of its foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations which, if abandoned, would reasonably be expected to have a Material Adverse Effect on Parent, (iii) keep available the services of its present officers and employees and (iv) subject to the right of contract parties to exercise applicable rights, maintain relationships with its customers, lenders, suppliers and others having material business relationships with it in a manner which would not reasonably be expected to have a Material Adverse Effect on Parent.  Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as expressly contemplated by this Agreement or to the extent the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Parent shall not, nor shall it permit any of its Subsidiaries to:

(a)        declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends paid by a direct or indirect wholly-owned Subsidiary of Parent to Parent or to any of Parent’s other direct or indirect wholly-owned Subsidiaries;

(b)        amend Parent’s certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise) in a manner that would reasonably be expected to adversely affect in any material respect the rights of the holders of Parent Stock;

(c)        change Parent’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

(d)        issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any shares of Class B common stock, $0.01 par value, of Parent; and

(e)        agree, resolve or commit to do any of the foregoing.

Section 7.02.  Obligations of Merger Subsidiary.  Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.03.  Approval by Sole Stockholder of Merger Subsidiary.  Immediately following the execution of this Agreement by the parties, Parent shall cause the sole stockholder of Merger Subsidiary to approve and adopt this Agreement, in accordance with Delaware Law, by written consent.

Section 7.04.  Voting of Shares. Parent shall vote all shares of Company Stock beneficially owned by it or any of its Subsidiaries in favor of the approval and adoption of this Agreement at the Company Stockholder Meeting.

Section 7.05.  Director and Officer Liability.  Parent shall, and shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a)        From the Effective Time through the later of (i) the sixth anniversary of the date on which the Effective Time occurs and (ii) the expiration of any statute of limitations applicable to any claim, action, suit, proceeding or investigation with respect to an act or omission referred to below, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to indemnify and hold harmless, and provide advancement of expenses (provided that the person to whom expenses are advanced provides an undertaking to repay such advances to the extent required by Applicable Law) to, the present and former officers and directors of the Company (each, an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent permitted by Delaware Law or any other Applicable Law or provided under the Company’s certificate of incorporation and bylaws in effect on the date hereof or indemnification agreements with directors of the Company in effect on the date hereof; provided that such indemnification shall be subject to any limitation imposed from time to time under Applicable Law.

(b)        Parent and the Company agree that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time (and rights for advancement of expenses) now existing in favor of the current or former directors or officers of the Company and its Subsidiaries as provided in any indemnification or other agreements of the Company and its Subsidiaries as in effect on the date of this Agreement shall be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.  Section 7.05(b) of the Company Disclosure Schedule sets forth a true and complete list of all indemnification or other agreements referred to in the immediately preceding sentence in effect on the date hereof.  Further, for six years after the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation (or in such documents of any successor to the business of the Surviving Corporation) shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former or present directors and officers than are set forth in the Company’s certificate of incorporation and bylaws as of the date of this Agreement.

(c)        Prior to the Effective Time, the Company may obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers ‘ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of at least six years from and after the Effective Time with respect to any claim related to any period or time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided that the Company shall give Parent a reasonable opportunity to participate in the selection of such tail policy and the Company shall give reasonable and good faith consideration to any comments made by Parent with respect thereto; provided, further, that if the aggregate annual premiums for such “tail” policy exceeds 200% of the per annum rate of premium paid by the Company for its existing policies, then the Company shall procure the maximum coverage that will then be available at an equivalent annual premium equal to 200% of such rate.  If the Company for any reason fails to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect, for a period of at least six years from and after the Effective Time, the D&O Insurance in place as of the date hereof with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company’s existing policies as of the date hereof; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an annual premium amount in excess of 200% of the amount per annum the Company paid in its last full fiscal year, which amount has been made available to Parent; and provided further that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d)        If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.05.  The rights of this Section 7.05 are intended to be for the benefit of the Third Parties referenced in this Section 7.05 and their respective heirs and legal representatives.

(e)        The rights of each Indemnified Person under this Section 7.05 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries.  In addition, the Surviving Corporation shall not distribute, sell, transfer or otherwise dispose of any of its assets in a manner that would reasonably be expected to render the Surviving Corporation unable to satisfy its obligations under this Section 7.05. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 7.06.  Stock Exchange Listing.  Parent shall cause the shares of Parent Stock to be issued as part of the Merger Consideration to be listed on the New York Stock Exchange, subject to official notice of issuance.

Section 7.07.  Employee Matters.  (a) For a period of one year following the Effective Time, Parent shall provide to all employees of the Company or any of its Subsidiaries as of the Effective Time who continue employment with the Surviving Corporation or any of its Affiliates (“Continuing Employees”) and for so long as they continue such employment during such period compensation and benefits (other than equity-based compensation) that are in the aggregate substantially comparable to the compensation and benefits provided by the Company and its Subsidiaries to the Continuing Employees as in effect immediately prior to the Effective Time.  For a period of one year following the Effective Time, Parent agrees that any employee of the Company or any of its Subsidiaries who is terminated other than for Cause or performance related reasons will be paid severance in amounts and on terms that are no less favorable than the more favorable of (i) severance that is provided to employees of the Company under severance plans of the Company in effect immediately prior to the Effective Time and (ii) severance provided to similarly situated employees of Parent under Parent severance plans in effect at the time of such termination of employment.  Parent agrees that the Company may amend its stock incentive plans such that the Adjusted Options and Company Restricted Shares will be subject to accelerated vesting if the holder of any such Adjusted Option or Company Restricted Share is terminated without cause following the Effective Time (or in the case of Adjusted Options or Company Restricted Shares held by directors of the Company,  resigns concurrent with the Effective Time and exchanges such securities (and/or shares issuable upon exercise thereof) for the Merger Consideration).  Following the Effective Time, Parent and the Company agree to cooperate and consult as to the composition of the work force and the assignment of job functions and positions to employees of each of Parent and the Company.

(b)        With respect to any “employee benefit plan,” as defined in Section 3(3) of ERISA, maintained by Parent or any of its Subsidiaries, including the Surviving Corporation, in which any Continuing Employee becomes a participant, such Continuing Employee shall receive full credit for purposes of eligibility to participate, vesting thereunder, and calculating the amount of vacation and severance benefits for service with the Company or any of its Subsidiaries (or predecessor employers to the extent the Company provides such past service credit) to the same extent that such service was recognized as of the Effective Time under a comparable plan of the Company and its Subsidiaries in which the Continuing Employee participated.

(c)        With respect to any medical plan maintained by Parent or any of its Subsidiaries, including the Surviving Corporation, in which any Continuing Employee is eligible to participate after the Effective Time, Parent shall, or shall cause its Subsidiaries to, (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans of the Company or its Subsidiaries prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid and for out-of-pocket maximums incurred prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

(d)        With respect to the annual bonus for which any employee of the Company or any of its Subsidiaries is eligible under any of the Company’s annual incentive plans with respect to the year in which the Effective Time occurs, Parent shall administer each such plan and make payment of all amounts owed thereunder at the ordinary time bonuses would otherwise be paid under such plan in accordance with the terms of such plan; provided that the amount payable to such employee under such plan shall be determined in accordance with the terms of such plan and based on the attainment of applicable performance goals as mutually determined in the reasonable, good faith judgment of Parent and the Company.

(e)        Nothing in this Section 7.07 shall (i) be treated as an amendment of, or undertaking to amend, any benefit plan, (ii) prohibit Parent or any of its Subsidiaries, including the Surviving Corporation, from amending any employee benefit plan, (iii) obligate Parent, the Company, the Surviving Corporation or any of their respective Affiliates to retain the employment of any particular employee or (iv) confer any rights or benefits on any person other than the parties to this Agreement.

ARTICLE 8
COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 8.01.  Reasonable Best Efforts.  (a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided that the parties hereto understand and agree that the reasonable best efforts of any party hereto shall not be deemed to include (A) entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby with respect to any of the material businesses, assets or properties of Parent or the Company or any of their respective material Subsidiaries and (B) divesting or otherwise holding separate (including by establishing a trust or otherwise), or taking any other action (or otherwise agreeing to do any of the foregoing) with respect to any of the material businesses, assets or properties of Parent or the Company or any of their respective material Subsidiaries (it being understood that any business of Parent or the Company or any of their respective Subsidiaries generating revenues in calendar year 2009 that is in excess of 5% of the aggregate revenues generated by Parent and its Subsidiaries, taken as a whole, in such calendar year, shall be considered to be a “material business” for these purposes); provided, further, that if so requested by Parent, the Company shall use reasonable best efforts to take any action identified in foregoing clauses (A) and (B) reasonably necessary to obtain clearances or approvals required to give effect to the Merger and the other transactions contemplated by this Agreement under Applicable Law, provided that such action is conditioned on the Closing and does not reduce the amount or delay the payment of the Merger Consideration.  Parent and the Company shall promptly consult with the other with respect to, provide any necessary information with respect to, and provide the other (or its counsel) copies of, all filings made by such party with any Governmental Authority or any other Person or any other information supplied by such party with any Governmental Authority or any other Person or any other information supplied by such party to a Governmental Authority or any other Person in connection with this Agreement and the transactions contemplated by this Agreement.

(b)   In furtherance and not in limitation of the foregoing, each of Parent and Merger Subsidiary, on the one hand, and the Company, on the other hand, shall use their reasonable best efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Foreign Antitrust Laws, including (i) cooperating with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keeping the other party reasonably informed, including by providing the other party with a copy, of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Authority and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; and (iii) permitting the other party to review in advance any written communication planned to be given by it to, and consult with each other in advance of any meeting or conference with, the FTC, the DOJ or any other U.S. or foreign Governmental Authority or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority or other Person, give the other party or its representatives the opportunity to attend and participate in such meetings and conferences.  Notwithstanding the foregoing, the Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 8.01(b) as “Antitrust Counsel Only Material.”  Such materials and the information contained therein shall be given only to the outside counsel regarding Foreign Antitrust Law of the recipient and will not be disclosed by outside counsel to employees, officers, directors or consultants of the recipient or any of its affiliates unless express permission is obtained in advance from the source of the materials (the Company or Parent as the case may be) or its legal counsel.  Each of the Company and Parent shall use their reasonable best efforts to cause their respective outside counsel regarding Antitrust Law to comply with this Section 8.01(b).  Notwithstanding anything to the contrary in this Section 8.01(b), materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Company and privileged communications.

(c)        In furtherance and not in limitation of the foregoing, each party hereto agrees to make appropriate filings under any antitrust Applicable Law and Foreign Antitrust Laws, including an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to the HSR Act or such Foreign Antitrust Laws, and to use their respective reasonable best efforts to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act or to obtain consents, approvals or authorizations under Foreign Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for in the HSR Act.

Section 8.02.  Financing.  (a) Parent shall use its reasonable best efforts to take, or cause to be taken, all actions reasonably necessary to consummate and obtain the Financing on substantially the terms and conditions described in the Commitment Letter, as adjusted by the Agreed Marketing Terms, if any, including reasonable best efforts to (i) maintain in effect the Commitment Letter and, if entered into prior to the Closing, the definitive documentation with respect to the Financing contemplated by the Commitment Letter (including “flex” provisions contained therein) (the “Definitive Financing Agreements”), (ii) negotiate and execute Definitive Financing Agreements on terms and conditions contemplated by the Commitment Letter (including any “flex” provisions in connection therewith), as adjusted by the Agreed Marketing Terms, if any, and, upon execution thereof, deliver a copy thereof to the Company, (iii) satisfy on a timely basis all conditions applicable to Parent and its Subsidiaries in the Commitment Letter and Definitive Financing Agreements that are within its control and comply with its obligations thereunder, and not take any action that would prevent the availability of the Financing, (iv) seek to enforce its rights under the Commitment Letter and Definitive Financing Agreements in the event of a breach or failure to fund by the financing sources that materially impedes or materially delays Closing, including by seeking specific performance against, the parties thereto (including the Commitment Party under the Commitment Letter).  In the event that all conditions to the Financing have been satisfied, or upon funding will be satisfied, Parent shall use its reasonable best efforts to cause the lenders and the other Persons providing such Financing to fund on the Closing Date (including by seeking specific performance to cause such lenders and other Persons to fund such Financing) the portion of the Financing required to consummate the Merger and the transactions contemplated by this Agreement.  Parent shall have the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under, the Commitment Letter or Definitive Financing Agreements, and/or substitute other debt or equity financing for all or any portion of the Financing from the same and/or alternative financing sources, provided that any such amendment, replacement, supplement or other modification to or waiver of any provision of the Commitment Letter or Definitive Financing Agreements that amends the Financing and/or substitution of all or any portion of the Financing shall not (A) expand upon or amend in any way that is adverse to the Company the conditions precedent to the Financing as set forth in the Commitment Letter or (B) be reasonably expected to prevent or materially impede or materially delay the availability of the Financing and/or the consummation of the Merger and the transactions contemplated by this Agreement.  Parent shall be permitted to reduce the amount of Financing under the Commitment Letter or Definitive Financing Agreements in its reasonable discretion, provided, that Parent shall not reduce the Financing to an amount committed below the amount that is required, together with the financial resources of Parent and Merger Subsidiary, including cash on hand and marketable securities of Parent, the Company and their respective Subsidiaries, to consummate the Merger and the other transactions contemplated by this Agreement (including the payment of any Required Amounts), and provided, further, that such reduction shall not (A) expand upon or amend in any way that is adverse to the Company the conditions precedent to the Financing as set forth in the Commitment Letter or (B) be reasonably expected to prevent or materially impede or materially delay the availability of such reduced Financing and/or the consummation of the Merger and the transactions contemplated by this Agreement.  If any portion of the Financing becomes unavailable or Parent becomes aware of any event or circumstance that makes any portion of the Financing unavailable, in each case, on the terms and conditions (including any “flex” provisions in connection therewith) contemplated in the Commitment Letter, as adjusted by the Agreed Marketing Terms, if any, and such portion is reasonably required to consummate the Merger and the other transactions contemplated by this Agreement (including the payment of any Required Amounts), Parent shall use its reasonable best efforts to arrange and obtain as promptly as practicable following the occurrence of such event alternative financing from the same and/or alternative financing sources in an amount sufficient to consummate the Merger and the other transactions contemplated by this Agreement (including the payment of any Required Amounts), upon terms and conditions (including any “flex” provisions) not materially less favorable, in the aggregate, to Parent than those in the Commitment Letter, as adjusted by the Agreed Marketing Terms, if any, and, if obtained, will provide the Company with a copy of the documentation with respect to such alternative financing.  Parent shall give the Company prompt oral and written notice (but in any event not later than 48 hours) after Parent becoming aware (i) of the occurrence of any material breach by any party to the Commitment Letter or Definitive Financing Agreements or of any condition not likely to be satisfied, (ii) of any termination or waiver, amendment or other modification of the Commitment Letter, (iii) that any of the Financing Parties no longer intends to provide the Financing or (iv) that any portion of the Financing is not available to consummate the Merger. Parent shall keep the Company informed on a reasonably current basis of the status of its efforts to arrange, obtain and/or consummate the Financing and shall provide copies of the principal documents related to the Financing (excluding fee letters and engagement letters, except to the extent that such documents contain any conditions to funding or “flex” provisions (excluding provisions related solely to fees and economic terms (other than covenants) agreed to by the parties)) on a periodic basis of no less frequently than once a month and as may otherwise be reasonably requested by the Company.  In the event that Parent commences an action to seek specific performance to enforce its rights under the Commitment Letter or the Definitive Financing Agreements and/or cause the financing sources to fund the Financing (any such action, a “Financing Action”), Parent shall (x) keep the Company reasonably informed of the status of the Financing Action and (y) at the reasonable request of the Company, make Parent’s employees and legal advisors reasonably available to discuss the status of, and material developments with respect to, the Financing Action (subject in all cases to preserving all legal privileges).  For the avoidance of doubt, the syndication of the Financing to the extent permitted by the Commitment Letter shall not be deemed to violate Parent’s obligations under this Agreement.

(b)        The Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause each of its and their respective Representatives, including legal, tax, regulatory and accounting, to, use its reasonable best efforts to provide all cooperation reasonably requested by Parent and/or the Financing Parties in connection with the Financing, including (i) providing information relating to the Company and its Subsidiaries to Parent and the lenders and other financial institutions and investors that are or may become parties to the Financing (including the parties to the Commitment Letter and the Definitive Financing Agreements) (the “Financing Parties”) (including information to be used in the preparation of an information package regarding the business, operations, financial projections and prospects of Parent, the Company and their respective Subsidiaries customary for such financing or reasonably necessary for the completion of the Financing by the Financing Parties) to the extent reasonably requested by Parent to assist in preparation of customary offering or information documents to be used for the completion of the Financing as contemplated by the Commitment Letter (as adjusted by the Agreed Marketing Terms, if any) or the Definitive Financing Agreements, (ii) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers for the Financing and senior management and Representatives, with appropriate seniority and expertise, of the Company), presentations, road shows, drafting sessions, due diligence sessions (including accounting due diligence sessions) and sessions with the rating agencies, in each case as are reasonably necessary for the completion of the Financing by the Financing Parties, (iii) assisting in the preparation of documents and materials, including (A) any customary offering documents and bank information memoranda (including public and private versions thereof) for the Financing, and (B) materials for rating agency presentations, in each case as are reasonably necessary for the completion of the Financing by the Financing Parties, (iv) cooperating with the marketing efforts for the Financing (including consenting to the use of the Company’s and its Subsidiaries’ logos; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries as reasonably determined by the Company), (v) provide reasonable assistance in the preparation of and executing and delivering (or using reasonable best efforts to obtain from its advisors), and causing its Subsidiaries to execute and deliver (or use reasonable best efforts to obtain from their advisors), customary certificates (including a certificate of the principal financial officer of the Company or any Subsidiary with respect to solvency immediately before giving effect to the Merger in substantially the same form as delivered by Parent with appropriate conforming changes), legal opinions or other documents and instruments relating to guarantees and other matters ancillary to the Financing as may be reasonably requested by Parent as necessary and customary in connection with the Financing, (vi) provide reasonable assistance in connection with Parent’s preparation of and entering into one or more credit agreements, currency or interest hedging agreements, or other agreements; provided that no obligation of the Company or any of its Subsidiaries under any such agreements or amendments shall be effective until the Effective Time, (vii) as promptly as practicable, furnishing Parent and the Financing Parties with financial and other information regarding the Company and its Subsidiaries as may be reasonably requested by Parent and/or the Financing Parties to assist in preparation of customary offering or information documents to be used for the completion of the Financing as contemplated by the Commitment Letter, as adjusted by the Agreed Marketing Terms, if any, or the Definitive Financing Agreements, (viii) using its reasonable best efforts, as appropriate, to have its independent accountants provide their reasonable cooperation and assistance, including participation in due diligence sessions, (ix) using its reasonable best efforts to permit any cash and marketable securities of the Company and its Subsidiaries to be made available to Parent and/or Merger Subsidiary at the Closing, (x) providing authorization letters to the Financing Parties authorizing the distribution of information to prospective lenders and containing, if true, a representation to the Financing Parties that the public side versions of such documents, if any, do not include material non-public information about the Company or its Affiliates or securities, (xi) using its reasonable best efforts to ensure that the Financing Parties benefit materially from the existing lending and banking relationships of the Company and its Subsidiaries and that the Financing Parties have the benefit of “clear market” provisions in the Commitment Letter relating to the Company and its Subsidiaries, (xii) as soon as available and in any event within 45 days after the end of each fiscal quarter subsequent to the fiscal year 2009, providing unaudited consolidated balance sheets and related statements of operations and cash flows of the Company for such fiscal quarter, for the period elapsed from the beginning of the most recently completed fiscal year to the end of such fiscal quarter and for the comparable periods of the preceding fiscal year, for which the independent public accountants of the Company shall have performed a SAS 100 review, (xiii) cooperating reasonably with Parent’s financing sources’ due diligence and with their efforts to obtain guarantees from the Company and its Subsidiaries and obtain and perfect security interests in the assets of the Company and its Subsidiaries intended to constitute collateral securing such financing, with such cooperation occurring prior to or simultaneously with the Closing, but the execution of any guarantees or security arrangements not taking effect until the Closing, in each case, to the extent customary and reasonable, and (xiv) terminating the commitments under the Company Credit Facility and facilitating full repayment by Parent of the loans and other amounts thereunder effective upon the Effective Time; provided that in no event shall the Company or any of its Subsidiaries be required to take any actions that would encumber any of its assets prior to the consummation of the Merger or that would result in a breach of any of its Material Contracts prior to the consummation of the Merger; and provided, further, until the Effective Time occurs, neither the Company nor any of its Subsidiaries shall (A) be required to pay any commitment or other similar fee relating to the Financing, (B) have any liability or any obligation under any credit agreement or any related document or any other agreement or document related to the Financing (or alternative financing that Parent may raise in connection with the transactions contemplated by this Agreement) or (C) be required to incur any other liability in connection with the Financing (or any alternative financing that Parent may raise in connection with the transactions contemplated by this Agreement) unless reimbursed or indemnified by Parent to the reasonable satisfaction of the Company; provided, further, that (I) all non-public or other confidential information provided by the Company or any of its Representatives pursuant to this Section 8.02 shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Subsidiary shall be permitted to disclose such information in accordance with the Commitment Letter and (II) the Company shall be permitted a reasonable period to comment on those portions of the confidential information memorandum circulated to potential financing sources that contain or are based upon any such non-public or other confidential information.

(c)        Parent (i) shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs (including reasonable attorneys’ and accountants’ fees) incurred by the Company, any of its Subsidiaries or their respective Representatives in connection with the cooperation of the Company, its Subsidiaries and their respective Representatives contemplated by this Section 8.02 (other than in connection with the provision of the financial statements contemplated by clause (xii) of Section 8.02(b) unless such financial statements are subject to a surcharge or additional fee based upon the timing of such request by Parent), (ii) acknowledges and agrees that the Company, its Subsidiaries and their respective Representatives shall not have any responsibility for, or incur any liability to any Person prior to the Effective Time under, the Financing and (iii) shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith, except (A) with respect to any information provided by the

Company or any of its Subsidiaries in writing for inclusion in customary offering documents and (B) for any of the foregoing to the extent the same is the result of willful misconduct or bad faith of the Company, any such Subsidiary or their respective Representatives.

(d)        In the event that the Commitment Letter or Definitive Financing Agreements are amended, replaced, supplemented or otherwise modified, including as a result of obtaining alternative financing in accordance with Section 8.02(a), or if Parent substitutes other debt or equity financing for all or a portion of the Financing in accordance with Section 8.02(a), each of Parent and the Company shall comply with its covenants in Section 8.02(a), (b), (c), (e) and (g) with respect to the Commitment Letter or Definitive Financing Agreements, as applicable, as so amended, replaced, supplemented or otherwise modified and with respect to such other debt or equity financing to the same extent that Parent and the Company would have been obligated to comply with respect to the Financing, and the provisions in Sections 9.02, 10.01(d)(i), 11.04(c) and 11.08 relating to the Commitment Letter, the Definitive Financing Agreements and/or the Financing shall be deemed to refer to the Commitment Letter, the Financing Definitive Agreements and/or the Financing as so amended, replaced, supplemented or otherwise modified and to such other financing, as applicable.

(e)        Notwithstanding any provision in this Agreement to the contrary, if Parent has negotiated in good faith with the Commitment Party the terms and conditions of the covenants in the proposed Definitive Financing Agreements but is unable to agree on the terms and conditions of such covenants to be offered to the market (including if the Commitment Party is unwilling to agree to offer to the market any Specified Term (whether or not the Commitment Letter contains a provision addressing the subject matter of such Specified Term) and regardless of whether the terms and conditions of the covenants offered by the Commitment Party is consistent with terms and conditions for such covenants then being offered in the credit markets by other lenders for comparable transactions and comparable credits) by March 29, 2010, then (x) Parent shall have the right to terminate this Agreement upon giving written notice to the Company of such failure at any time on or after March 29, 2010 and prior to April 2, 2010 (the “Financing Covenant Negotiation End Date”) and (y) upon payment of the Parent Termination Fee in accordance with Section 11.04(b)(i)(B), the Company shall have no right, and hereby irrevocably waives any such right, to make or assert any claim, against any Person (including Parent and the Related Persons) based on Parent’s inability or failure to reach agreement with the Commitment Party under this Agreement prior to the Financing Covenant Negotiation End Date, including that Parent has breached any obligation or covenant contained in this Agreement, including this Section 8.02; provided that following the Financing Covenant Negotiation End Date, this Section 8.02(e) (other than this proviso) shall be of no further force and effect and Parent shall thereafter be obligated to use its reasonable best efforts to consummate and obtain the Financing as provided in this Section 8.02 (it being understood that Parent shall in any event be obligated to accept the Agreed Marketing Terms and other covenants offered by the Financing Parties that are consistent with the terms and conditions for such covenants then being offered in the credit markets by other lenders for comparable transactions and comparable credits).

(f)         For purposes of this Agreement, (x) “Agreed Marketing Terms” means those terms and conditions as to the covenants that Parent and the Commitment Party have agreed to be offered to the market in accordance with Section 8.02(e) prior to March 29, 2010 and (y) a “Specified Term” shall mean each of the following:

(i)        that the Definitive Financing Agreements will provide for an annual acquisitions basket acceptable to Parent;

(ii)       that the interest rate margins with respect to any term loan facility included in the Financing will reduce upon certain leverage levels being met;

(iii)      that the interest rate margins with respect to the Financing will default to the highest applicable margins specified in the Definitive Financing Agreements upon the occurrence of any event of default thereunder only if the “required lenders” thereunder so elect;

(iv)     that Parent and its Subsidiaries would be permitted to engage in loan buybacks or similar programs on terms acceptable to Parent;

(v)      that any incremental term facility provided for in the Definitive Financing Agreements would not be subject to an “MFN” pricing provision;

(vi)     the cushions and ratio levels proposed by Parent that would apply to any financial covenants included in the Definitive Financing Agreements; and

(vii)    the amount of indebtedness of Parent and its Subsidiaries proposed by Parent that would be permitted to be outstanding immediately after giving effect to the Merger.

(g)        Each of the Company and Parent shall promptly notify the other if it determines that the other party is in material breach of its obligations under this Section 8.02 setting forth in reasonable detail the nature of such breach, and to the extent such breach is, by its nature, curable within 30 days after such written notice (or such shorter period contemplated by the Financing to the extent known by the breaching party), such other party shall have the opportunity to cure such breach.

Section 8.03.  Proxy Statement; Registration Statement.  (a) As promptly as practicable after the date hereof, the Company and Parent shall prepare and file the Proxy Statement and the Registration Statement (in which the Proxy Statement will be included) with the SEC.  The Company and Parent shall use their reasonable best efforts to cause the Registration Statement to become effective under the 1933 Act as soon after such filing as practicable and to keep the Registration Statement effective as long as is necessary to consummate the Merger.  Unless the Company Board has effected an Adverse Company Recommendation Change, the Proxy Statement shall include the recommendation of the Board of Directors of the Company in favor of approval and adoption of this Agreement.  The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable after the Registration Statement becomes effective.  Each of the Company and Parent shall promptly provide copies, consult with each other and prepare written responses with respect to any written comments received from the SEC with respect to the Proxy Statement and the Registration Statement and advise one another of any oral comments received from the SEC.  Each party shall be given an opportunity to participate in any discussions or meetings with the SEC.  Each of the Company and Parent shall use its reasonable best efforts to ensure that the Registration Statement and the Proxy Statement comply in all material respects with the rules and regulations promulgated by the SEC under the 1933 Act and the 1934 Act, respectively.

(b)        The Company and Parent shall make all necessary filings with respect to the Merger and the transactions contemplated hereby under the 1933 Act and the 1934 Act and applicable state “blue sky” laws and the rules and regulations thereunder.  Each of the Company and Parent will advise the other party, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.  No amendment or supplement to the Proxy Statement or the Registration Statement shall be filed without the approval of both the Company and Parent, which approval shall not be unreasonably withheld, conditioned or delayed. If, at any time prior to the Effective Time, any information relating to the Company or Parent, or any of their respective Affiliates, officers or directors should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Registration Statement or the Proxy Statement so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Applicable Law or the SEC or its staff, disseminated to the stockholders of the Company and Parent; provided that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any party hereunder or limit or otherwise affect the remedies available hereunder to any party.

Section 8.04.  Public Announcements.  The initial press release announcing the execution of this Agreement and the transactions contemplated hereby shall be a joint press release agreed to by Parent and the Company. Thereafter, Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call before such consultation and, solely in the case of the Company, without the consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that if disclosure is required by Applicable Law or any such listing agreement, Parent and the Company shall, to the extent reasonably possible, provide the other parties with prompt notice of such requirement prior to making any disclosure so that such other parties may seek an appropriate protective order and confidential treatment; provided, further, that the restrictions set forth in this Section 8.04 shall not apply to any release, announcement or disclosure made or proposed to be made following an Adverse Company Recommendation Change; provided, further, that, except as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association (and subject to the foregoing provisos), neither party shall disclose, disseminate or file, including with the SEC or the New York Stock Exchange, the Company Disclosure Schedule or the Parent Disclosure Schedule without the consent of the other party (not to be unreasonably withheld, conditioned or delayed).

Section 8.05.  Client Consents.  (a) If consent or other action is required by Applicable Law or by the Investment Advisory Agreement of any Client for the Investment Advisory Agreement with such Client to continue after Closing, as promptly as practicable following the date of this Agreement, the Company shall, or shall cause the appropriate Subsidiary to, send a notice (“Notice”) complying with Applicable Law and the terms of such Client’s Investment Advisory Agreement informing such Client of the transactions contemplated by this Agreement and requesting such consent in writing and shall use its reasonable best efforts to obtain such consent, and the Company shall, and shall cause its Subsidiaries to, thereafter use their respective reasonable best efforts to obtain such consent.

(b)        The Company, Parent and Merger Subsidiary agree that any consent required for any Investment Advisory Agreement with a Client to continue after the Closing shall be deemed given for all purposes under this Agreement (A) upon receipt of a written consent requested in the Notice prior to the Closing Date or (B) if no such written consent is received, if 45 days shall have passed since the sending of written notice (“Negative Consent Notice”) to such Client (which Negative Consent Notice may be included in the Notice sent to such Client as long as the Company provides an additional notice to such Client at least 15 days prior to the expiration of such 45 day period) requesting written consent as aforesaid and informing such Client: (I) of the intention to complete the transactions contemplated by this Agreement, which will result in a deemed assignment of such Client’s Investment Advisory Agreement; (II) of the Company’s (or the applicable Subsidiary’s) intention to continue to provide the advisory services pursuant to the existing Investment Advisory Agreement with such Client after the Closing if such Client does not terminate such agreement prior to the Closing; and (III) that the consent of such Client will be deemed to have been granted if such Client continues to accept such advisory services for a period of at least 45 days after the sending of the Negative Consent Notice without termination; provided that if the parties reasonably determine that written consent is required under Applicable Law or the respective Investment Advisory Agreement, such consent shall be deemed given only upon receipt of the written consent requested in the Notice prior to the Closing Date; provided, further, that, in any case, no consent shall be deemed to have been given for any purpose under this Agreement if at any time prior to the Closing such Client notifies the Company or the applicable Subsidiary in writing that such Client has not so consented or has terminated, or given notice of termination of its Investment Advisory Agreement, and in each case such notice has not been revoked.

(c)        Parent shall be provided a reasonable opportunity to review and comment on all consent materials to be used by the Company or any Subsidiary prior to distribution. The Company shall promptly upon their receipt make available to Parent copies of any and all substantive correspondence between it and Clients or representatives or counsel of such Clients relating to the consent solicitation provided for in this Section 8.05.

(d)        The Company agrees that the information that is contained in any Notice or Negative Consent Notice to be furnished to any Client (other than information that is or will be provided in writing by or on behalf of Parent or its Affiliates specifically for inclusion in such Notice or Negative Consent Notice) will be true, correct and complete in all material respects.  Parent agrees that the information provided by it or its Affiliates (or on their behalves) in writing for inclusion in any Notice or Negative Consent Notice will be true, correct and complete in all material respects.

(e)        In connection with obtaining the Client consents required by this Section 8.05, at all times prior to the Closing, the Company shall keep Parent informed of the status of obtaining such client and other consents and, upon

Parent’s request, make available to Parent copies of all such executed client or other consents.  In addition, prior to entering into a new Investment Advisory Agreement with any Client, the Company shall, or shall instruct the applicable Subsidiaries to, inform each potential Client or counterparty to such agreement of the transactions contemplated by this Agreement in a manner reasonably acceptable to Parent and use its reasonable best efforts to include in the applicable contract a provision disclosing the transactions contemplated by this Agreement and the consent of the potential Client or counterparty thereto (to the extent permitted by Applicable Law).

Section 8.06.  Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.07.  Notices of Certain Events.  Each of the Company and Parent shall promptly notify the other of:

(a)        any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)        any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c)        any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement;

(d)        any inaccuracy of any representation or warranty of that party contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the conditions set forth in Section 9.02(a) or Section 9.03(a) not to be satisfied; and

(e)        any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder that could reasonably be expected to cause the conditions set forth in Section 9.02(a) or Section 9.03(a) not to be satisfied not to be satisfied;

provided that the delivery of any notice pursuant to this Section 8.07 shall not affect or be deemed to modify any representation or warranty made by any party hereunder or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 8.08.  Section 16 Matters.  Prior to the Effective Time, each party shall take all such steps as may be required to cause any dispositions of Company Stock (including derivative securities with respect to Company Stock) or acquisitions of Parent Stock (including derivative securities with respect to Parent Stock) resulting from the transactions contemplated by Article 2 of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company and will become subject to such reporting requirements with respect to Parent to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 8.09.  Stock Exchange De-listing; 1934 Act Deregistration.  Prior to the Effective Time, the Company shall reasonably cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of the New York Stock Exchange to enable the de-listing by the Surviving Corporation of the Company Stock from the New York Stock Exchange and the deregistration of the Company Stock under the 1934 Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Closing Date.

ARTICLE 9
CONDITIONS TO THE MERGER

Section 9.01.  Conditions to the Obligations of Each Party.  The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or waiver by each party (to the extent permitted by Applicable Law) of the following conditions:

(a)        the Company Stockholder Approval shall have been obtained in accordance with Delaware Law;

(b)        (i) no Applicable Law shall prohibit the consummation of the Merger and (ii) there shall not have been instituted or pending any action or proceeding by any Governmental Authority, challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Merger;

(c)        (i) any applicable waiting period under the HSR Act relating to the Merger shall have expired or been terminated and (ii) any applicable waiting period (or extensions thereof) or approvals under each Foreign Antitrust Law relating to the transactions contemplated by this Agreement and the Transaction Agreement shall have expired, been terminated or been obtained;

(d)        the Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before or threatened by the SEC;

(e)        the shares of Parent Stock to be issued in the Merger shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance; and

(f)         all actions by or in respect of, or filings with, any Governmental Authority, required to permit the consummation of the Merger (other than those referred to Section 9.01(c)) shall have been taken, made or obtained.

Section 9.02.  Conditions to the Obligations of Parent and Merger Subsidiary.  The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or waiver (to the extent permitted by Applicable Law) of the following further conditions:

(a)        (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) (A) the representations and warranties of the Company contained in Sections 4.01, 4.02, 4.05, 4.06, 4.23, 4.24 and 4.25 shall be true in all material respects at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true in all material respects only as of such time) and (B) the other representations and warranties of the Company contained in this Agreement or in any certificate or other writing delivered by the Company pursuant hereto (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, solely in the case of this clause (B), only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; and (iii) Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect;

(b)        there shall not have been instituted or pending any action or proceeding by any Governmental Authority in connection with the transactions contemplated by the Agreement, (i) seeking to obtain material damages, (ii) seeking to restrain or prohibit Parent’s, Merger Subsidiary’s or any of Parent’s other Affiliates’ (A) ability effectively to exercise full rights of ownership of the Company’s capital stock, including the right to vote any shares of Company Stock acquired or owned by Parent, Merger Subsidiary or any of Parent’s other

Affiliates following the Effective Time on all matters properly presented to the Company’s stockholders, or (B) ownership or operation (or that of its respective Subsidiaries or Affiliates) of all or any material portion of the business or assets of the Company and its Subsidiaries, taken as a whole, or of Parent and its Subsidiaries, taken as a whole, or (iii) seeking to compel Parent or any of its Subsidiaries or Affiliates to dispose of or hold separate any material businesses, assets or properties of Parent or the Company or any of their respective material Subsidiaries or (iv) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company (or, following the Effective Time, the Surviving Corporation) or Parent;

(c)        there shall not have been any action taken, or any Applicable Law enacted, enforced, promulgated, issued or deemed applicable to the Merger, by any Governmental Authority, other than the application of the waiting period provisions of the HSR Act to the Merger and any applicable provisions of any Foreign Antitrust Law, that, in the reasonable judgment of Parent, is likely, directly or indirectly, to result in any of the consequences referred to in clauses (i) through (iv) of paragraph (b) above;

(d)        the proceeds of the Financing shall be available in full to Parent and Merger Subsidiary pursuant to the Commitment Letter, as adjusted by the Agreed Marketing Terms, if any (or if the Financing Definitive Agreements have been entered into, pursuant to the Financing Definitive Agreements); and

(e)        since the date of this Agreement, there shall not have occurred any event, occurrence, revelation or development of a state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

Section 9.03.  Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver (to the extent permitted by Applicable Law) of the following further conditions:

(a)        each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time;

(b)        (A) the representations and warranties of Parent contained in Sections 5.01, 5.02, 5.05, 5.06, 5.17 and 5.18 shall be true in all material respects at and as of the Effective Time as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true in all material respects only as of such time) and (B) the other representations and warranties of Parent and Merger Subsidiary contained in this Agreement or in any certificate or other writing delivered by Parent or Merger Subsidiary pursuant hereto (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, solely in the case of this clause (B), only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent; and

(c)        the Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect with respect to clauses (a) and (b) above.

ARTICLE 10
TERMINATION

Section 10.01.  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a)        by mutual written agreement of the Company and Parent;

(b)        by either the Company or Parent, if:

(i)           the Merger has not been consummated on or before September 1, 2010; provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose failure to comply in any material respect with any provision of this Agreement has been the direct cause of, or resulted directly in, the failure of the Merger to be consummated by such time (except to the extent such failure to comply relates to any breach of any of its covenants or obligations in Section 8.02 or any of its other covenants or obligations that relates to the Financing (regardless of whether such covenant and obligation refer specifically to the Financing), in which case such party shall have the right to terminate this Agreement pursuant to this Section 10.01(b)(i) notwithstanding such failure to comply, except to the extent such breach results from a willful and intentional material breach of such covenants or obligations);

(ii)          there shall be any Applicable Law that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) permanently enjoins the Company or Parent from consummating the Merger and such injunction shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be available to any party whose failure to comply in any material respect with any provision of this Agreement has been the direct cause of, or resulted directly in, such action; or

(iii)         at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained; or

(c)        by Parent, if:

(i)           an Adverse Company Recommendation Change shall have occurred, or at any time after receipt or public announcement of a Company Acquisition Proposal, the Company’s Board of Directors shall have failed to reaffirm the Company Board Recommendation as promptly as practicable (but in any event within ten Business Days) after receipt of any written request to do so from Parent;

(ii)          there shall have been a breach by the Company of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company, which breach would, individually or in the aggregate, result in, if occurring or continuing on the Closing, the failure of the conditions set forth in Section 9.02(a) and which breach has not been cured within 30 days following receipt of notice thereof to the Company or, by its nature, cannot be cured within such period; provided that, at the time of delivery of such notice, Parent or Merger Subsidiary shall not be in material breach of its or their obligations under this Agreement; provided, further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 10.01(c)(ii) by reason of any breach of any covenant or obligation of the Company in Section 8.02 or any other covenant or obligation that relates to the Financing (regardless of whether such covenant and obligation refer specifically to the Financing), except to the extent such breach results from a willful and intentional material breach of this Agreement; or

(iii)         there shall have been a willful and intentional material breach of Section 6.02 or Section 6.03; or

(iv)        on or prior to the Financing Covenant Negotiation End Date, Parent terminates this Agreement in accordance with Section 8.02(e); provided that Parent shall have paid any amounts due pursuant to Section 11.04(b)(i)(B) in accordance with the terms, and at the times, specified therein; or

(d)        by the Company, if:

(i)           there shall have been a breach by Parent or Merger Subsidiary of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Parent or Merger Subsidiary, which breach would, individually or in the aggregate, result in, if occurring or continuing on the Closing, the failure of the conditions set forth in Section 9.03 and which breach has not been cured within 30 days following receipt of notice thereof to Parent or, by its nature, cannot be cured within such period; provided that, at the time of delivery of such notice, the Company shall not be in material breach of its obligations under this Agreement; provided, further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 10.01(d)(i) by reason of (A) any inaccuracy in any representation or warranty contained in Section 5.07 or any other representation or warranty in this Agreement relating to the Financing (regardless of whether such representations and warranties refer specifically to the Financing) or (B) any breach of any covenant or obligation of Parent or Merger Subsidiary in Section 8.02 or any other covenant or obligation that relates to the Financing (regardless of whether such covenant and obligation refer specifically to the Financing), except to the extent such inaccuracy or breach results from a willful and intentional material breach of this Agreement; or

(ii)          the Board of Directors authorizes the Company, subject to complying with the terms of this Agreement, including the first proviso following clause (ii) of Section 6.03(b), to enter into a definitive, written agreement concerning a Superior Proposal; provided that the Company shall have paid any amounts due pursuant to Sections 11.04(b)(i)(A) and 11.04(c) in accordance with the terms, and at the times, specified therein.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

Section 10.02.  Effect of Termination.  If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, except as set forth in Section 11.04(e), no such termination shall relieve any party hereto of any liability or damages to the other party hereto (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a party’s stockholders (taking into consideration relevant matters, including other combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party) resulting from any willful and intentional material breach of this Agreement.  The provisions of this Section 10.02 and Sections 8.02(c), 8.02(e), 11.01, 11.04, 11.06, 11.07, 11.08, 11.09, 11.12, 11.13(b) and 11.13(c) and the Confidentiality Agreement shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11
MISCELLANEOUS

Section 11.01.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to Parent or Merger Subsidiary, to:

MSCI Inc.
Wall Street Plaza, 88 Pine Street
New York, New York 10005
Attention: Frederick W. Bogdan
Facsimile No.: (212) 804-2906
E-mail: frederick.bogdan@mscibarra.com

with a copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017
Attention: John A. Bick
Facsimile No.: (212) 450-3800
E-mail: john.bick@davispolk.com

if to the Company, to:

RiskMetrics Group, Inc.
One Chase Manhattan Plaza, 44th Floor
New York, New York 10005
Attention:  Ethan Berman
Facsimile No.: (212) 981-7401
E-mail: ethan.berman@riskmetrics.com

with copies to:

RiskMetrics Group, Inc.
2099 Gaither Road, Suite 501
Rockville, Maryland 20850
Attention: Steven Friedman
Facsimile No.: (301) 556-0591
E-mail: steven.friedman@riskmetrics.com

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York 10036
Attention: Howard T. Spilko
Facsimile No.: (212) 715-8030
E-mail: hspilko@kramerlevin.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

Section 11.02.  Survival.  The representations, warranties and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time, except for the agreements set forth in Article 2 and Sections 7.05, 7.07, 8.05 and 11.06.

Section 11.03.  Amendments and Waivers.  (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Company Stockholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under Delaware Law without such approval having first been obtained.

(b)        No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04.  Expenses.  (a) General.  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b)        Termination Fee.

(i)           In recognition of the efforts, expenses and other opportunities foregone by each of the Company and Parent while structuring and pursuing the transactions contemplated by this Agreement:

(A)         The Company agrees to pay a fee (the “Company Termination Fee”) to Parent in the amount of $50 million:

(1)   if Parent terminates this Agreement pursuant to Section 10.01(c)(i) or 10.01(c)(iii);

(2)   if the Company terminates this Agreement pursuant to Section 10.01(d)(ii); or

(3)   if (x) the Company or Parent terminates this Agreement pursuant to Section 10.01(b)(i) (but solely if the Company Stockholder Approval shall not have been obtained at least two Business Days prior to such termination) or Section 10.01(b)(iii), (y) prior to such termination (in the case of termination pursuant to Section 10.01(b)(i)) or the Company Stockholder Meeting (in the case of termination pursuant to Section 10.01(b)(iii)), a Company Acquisition Proposal shall have been publicly disclosed and (z) within 18 months following the date of such termination, the Company shall have entered into a definitive agreement with respect to or recommended to its stockholders a Company Acquisition Proposal or a Company Acquisition Proposal shall have been consummated (provided that for purposes of this clause (3), each reference to “20%” in the definition of Company Acquisition Proposal shall be deemed to be a reference to “50.1%”).

The payment of the Company Termination Fee shall be made by wire transfer of immediately available funds by the Company to Parent within two Business Days following the termination of this Agreement in the case of clause (1) above, immediately before and as a condition to such termination in the case of clause (2) above and within two Business Days of the event giving rise to the payment of the Company Termination Fee in the case of clause (3) above.

(B)         Parent agrees to pay a fee (the “Parent Termination Fee” and, together with the Company Termination Fee, the “Termination Fees”) to the Company in the amount of $100 million if this Agreement is terminated:

(1)        by the Company or Parent pursuant to Section 10.01(b)(i) and all of the conditions to Closing set forth in Sections 9.01 (other than the condition set forth in Section 9.01(e)) and 9.02 (other than (A) the condition set forth in Section 9.02(d) and (B) those other conditions that, by their nature, cannot be satisfied until the Closing Date, but, in the case of clause (B), which conditions would be satisfied if the Closing Date were the date of such termination) have been satisfied or waived on or prior to the date of such termination; provided that no Parent Termination Fee shall be payable by Parent pursuant to this clause (1) if the failure of the condition set forth in Section 9.02(d) to be satisfied is caused by the Company’s willful and intentional material breach of Section 8.02(b) or the Company’s right to receive the Parent Termination Fee terminates in accordance with Section 11.13(b); or

(2)          if Parent terminates this Agreement pursuant to Section 10.01(c)(iv).

The payment of the Parent Termination Fee shall be made by wire transfer of immediately available funds by Parent to the Company within two Business Days following the termination of this Agreement in the case of a termination by the Company and concurrently with such termination in the case of a termination by Parent.

(ii)          For the avoidance of doubt, any payment to be made by any party under this Section 11.04(b) shall be payable only once to such other party with respect to this Section 11.04(b) and not in duplication even though such payment may be payable under one or more provisions hereof.

(c)        Reimbursement.  Upon termination of this Agreement (A) by Parent or the Company pursuant to Section 10.01(b)(iii), (B) by Parent pursuant to Section 10.01(c)(i) or 10.01(c)(iii) or (C) by the Company pursuant to Section 10.01(d)(ii), the Company shall reimburse Parent and its Affiliates for 100% of their reasonable out-of-pocket fees and expenses (including (x) all ticking fees, structuring fees, interest, expenses and other costs or fees incurred in relation to the Commitment Letter, the Financing Definitive Agreements and the Financing, (y) fees, expenses and disbursements of counsel, accountants, investment bankers, financing sources (including counsel thereof), experts and consultants to Parent, its Affiliates and their Representatives and (z) any expenses reimbursed or reimbursable by Parent pursuant to clause (i) of Section 8.02(c)) up to $10 million in the aggregate actually incurred by any of them in connection with this Agreement and the transactions contemplated hereby.  Any reimbursement pursuant to this clause (c) shall be made by wire transfer of immediately available funds by the Company to Parent no later than two Business Days after submission by Parent of reasonable documentation thereof to the Company.

(d)        Other Costs and Expenses.  Each party hereto acknowledges that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other party would not have entered into this Agreement.  Accordingly, if a party fails promptly to pay any amount due to the other party pursuant to Section 11.04, it shall also pay any costs and expenses incurred by the other party in connection with a legal action to enforce this Agreement that results in a judgment against such party for such amount, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate of Citibank, N.A. from the date such fee, cost or expense was required to be paid to (but excluding) the payment date.

(e)        Exclusive Remedy.  Each party agrees that notwithstanding anything in this Agreement to the contrary (including Section 10.02), in the event that any Termination Fee is paid to a party in accordance with this Section 11.04, the payment of such Termination Fee (or any settlement thereof) shall be the sole and exclusive remedy of such party and its Related Persons against the other party and its Related Persons for, and in no event will the party being paid any Termination Fee or any of its Related Persons seek to recover any other monetary damages or seek any other remedy based on a claim in law or equity with respect to, (i) any loss suffered, directly or indirectly, as a result of the failure of the Merger to be consummated, (ii) the termination of this Agreement, (iii) any liabilities or obligations arising under this Agreement, or (iv) any claims or actions arising out of or relating to any breach, termination or failure of or under this Agreement, and upon payment of any Termination Fee in accordance with this Section 11.04, neither the party paying such fee nor any Related Person of such party shall have any further liability or obligation to the other party or any of its Related Persons relating to or arising out of this Agreement or the transactions contemplated hereby (except that each party shall remain obligated under the Confidentiality Agreement, Section 11.04(c) and Section 11.04(d)).  For purposes of this Section 11.04(e), “Related Person” means, with respect to a party, any former, current or future, direct or indirect, stockholder, director, officer, manager, employee, agent, Representative, Affiliate or assignee of such party, or any former, current or future director, officer, manager, employee, agent, Representative, Affiliate or assignee of any of the foregoing.

Section 11.05.  Disclosure Schedule and SEC Document References.  (a)The parties hereto agree that any reference in a particular Section of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.  The inclusion of any information in the Company Disclosure Schedule or Parent Disclosure Schedule, as applicable, shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Material Adverse Effect or is outside the ordinary course of business.

(b)        The parties hereto agree that in no event shall any information contained in any part of any Company SEC Document or Parent SEC Document entitled “Risk Factors” or containing a description or explanation of “Forward-Looking Statements” be deemed to be an exception to (or a disclosure for purposes of) any representations and warranties of any party contained in this Agreement.

Section 11.06.  Binding Effect; Benefit; Assignment.  (a) The provisions of this Agreement shall be binding upon and, except as provided in Sections 7.05 and 11.08, shall inure to the benefit of the parties hereto and their respective successors and assigns.  Except as provided in Sections 7.05, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns, except that the Financing Parties shall be express third party beneficiaries of Sections 11.04(e), 11.08, 11.13(b) and 11.13(c).

(b)        No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary.  Any assignment in violation of the foregoing shall be null and void.

Section 11.07.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 11.08.  Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Notwithstanding the foregoing, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Parties in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Commitment Letter or the Definitive Financing Agreements or the performance thereof, in any forum other than the federal and New York State courts located in the City of New York, Borough of Manhattan (and appellate courts thereof).  Each of the Company, Parent and Merger Subsidiary agrees that process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.  Without limiting the foregoing, each of the Company, Parent and Merger Subsidiary agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.09.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10.  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in PDF form, or by any other electronic means designed to preserve the original graphic and pictorial appearance of a document, will be deemed to have the same effect as physical delivery of the paper document bearing the original signatures.

Section 11.11.  Entire Agreement.  This Agreement, the Confidentiality Agreement and the Voting Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.12.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13.  Specific Performance; Remedies. (a) The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, except as limited by Section 11.04(e), that the parties shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, or to enforce specifically the performance of the terms and provisions hereof or to enforce compliance with, the covenants and obligations of Parent and Merger Subsidiary under this Agreement, in any federal court located in the State of Delaware or any Delaware state court having jurisdiction over the question, in addition to any other remedy to which they are entitled at law or in equity.

(b)        The parties hereto agree that in the event that the Company or any of its Related Persons (i) seeks to recover any monetary damages or (ii) seeks to pursue any other recovery, judgment, damages or remedy (including specific performance or any other equitable remedy) of any kind in any suit, action, cause of action or claim of any kind or description against Parent or any of its Related Persons based on any matter arising out of or in connection with this Agreement or the transactions contemplated hereby, the Company’s right to receive the Parent Termination Fee pursuant to Section 11.04(b)(i)(B) shall immediately and automatically terminate and Section 11.04(b)(i)(B) shall thereupon be null and void; provided that this sentence shall not apply to any suit, action or proceeding brought by the Company after such time that the Parent Termination Fee has become payable pursuant to Section 11.04(b)(i)(B) solely to enforce the payment of the Parent Termination Fee in accordance with Section 11.04(b)(i)(B) and any associated costs and expenses (together with interest) in accordance with Section 11.04(d).

(c)        In addition, notwithstanding anything to the contrary contained in this Agreement, regardless of whether or not this Agreement is terminated, no party or any of its Related Persons shall have any liability for any monetary damages (other than in accordance with the terms of Section 11.04(b)(i)(B)) for (i) any breach by such party of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement, (ii) any liabilities or obligations under this Agreement or (iii) any loss suffered, directly or indirectly, as a result of the failure of the Merger to be consummated, except to the extent resulting from any willful and intentional material breach of this Agreement by such party (in which case the parties acknowledge and agree that such damages and losses shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a party’s stockholders (taking into consideration relevant matters, including other combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party).

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

RISKMETRICS GROUP, INC.

By:
Name:
Title:

MSCI INC.

By:
Name:
Title:

CROSSWAY INC.

By:
Name:
Title: